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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Amphenol Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING and PROXY STATEMENT

CORPORATION

AMPHENOL CORPORATION 358 HALL AVENUE WALLINGFORD, CONNECTICUT 06492

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

11:00 a.m., Wednesday, May 25, 2016

PLACE

Amphenol Corporation
World Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900

AGENDA

1.
To elect nine directors as named for terms indicated in the Proxy Statement.

2.
To ratify the selection of Deloitte & Touche LLP as independent accountants.

3.
To conduct an advisory vote on compensation of named executive officers.

4.
To approve an amendment to the Restated Certificate of Incorporation.

5.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Vice President, Secretary and General Counsel

April 20, 2016

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 25, 2016: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available at www.edocumentview.com/APH.

i

2016 Proxy Summary

        This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and the 2015 Amphenol Annual Report to Stockholders carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., Wednesday, May 25, 2016
• Place	Amphenol Corporation World Headquarters, Conference Center 358 Hall Avenue Wallingford, CT 06492
• Record Date	March 28, 2016
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

		Board Vote Recommendation	Page References (for more detail)
Election of Nine Directors		FOR EACH DIRECTOR NOMINEE	6-17
Other Management Proposals
•	Ratification of Deloitte & Touche LLP as independent accountants	FOR	22-24
•	Advisory vote on compensation of named executive officers	FOR	25-54
•	Amendment to the Restated Certificate of Incorporation	FOR	55-56

Director Nominees

Committee Memberships*
	Director Tenure	Principal Occupation	Experience/ Qualifications							Other Public Company Boards
Name				Independent	AC	CC	EC	NCGC	PC
Ronald P. Badie	Since 2004	Former Vice Chairman of	- Leadership	Y	X		C		X	Nautilus, Inc.
		Deutsche Bank Alex. Brown	- Finance
- M&A
Stanley L. Clark	Since 2005	Lead Trustee and Senior	- Leadership	Y	X	X			C
		Advisor of Goodrich, LLC	- Finance
- Global
- Industry
- Operations
David P. Falck	Since 2013	Executive Vice President	- Leadership	Y	X	X		X
		and General Counsel	- Compliance
		Pinnacle West Capital	- Risk
		Corporation	Management
- M&A
Edward G. Jepsen	1989-1997;	CEO and Chairman of Coburn	- Leadership	Y	C,F			X	X	ITC Holdings Corp.
	Since 2005	Technologies, Inc.	- Finance
- Global
- Industry
Randall D. Ledford	Since 2015	Former SVP and CTO of	- Leadership	Y
		Emerson Electric Company and	- Technology
		President of Emerson Venture	- Industry
		Capital	- M&A
- Operations
Martin H. Loeffler	Since 1987	Former CEO of Amphenol	- Leadership	Y
(Chairman)		Corporation	- Global
- Industry
- Technology
John R. Lord	Since 2004	Former CEO and	- Leadership	Y		C	X	X
		Chairman of	- Global
		Carrier Corporation	- Operations
R. Adam Norwitt	Since 2009	President and CEO of	- Leadership	N
		Amphenol Corporation	- Global
- Industry
- Operations
- M&A
Diana G. Reardon	Since 2015	Former CFO of Amphenol	- Leadership	N
		Corporation	- Finance
- Global
- Industry

AC
Audit Committee

C
Chair

CC
Compensation Committee

EC
Executive Committee

F
Financial Expert

NCGC
Nominating/Corporate Governance Committee

PC
Pension Committee

*
Note that Andrew E. Lietz continues as a director through the 2016 Annual Meeting. Mr. Lietz has indicated that he will not stand for re-election after his term expires at the Annual Meeting. Mr. Lietz currently serves as Presiding Director, as Chair of the Nominating/Corporate Governance Committee and as a member of the Compensation and Executive Committees.

Attendance	In 2015, each of the Company's director nominees attended 100% of the Board and the Committee meetings on which such nominee sits.

Governance

        The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired Principles, Code or Charter. A printed copy will also be provided to any stockholder of the Company free of charge upon written request to the Company, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. The most current Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are attached hereto as Annex A, Annex B and Annex C, respectively.

Executive Compensation

        At the 2015 annual meeting of stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 98% of the shares voted being cast in favor of the proposal. These programs and policies remain intact, as described in detail beginning on page 25. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards (with 20% vesting each year over a five year period, except that vesting may be accelerated or continued in cases of death, disability, retirement or a change in control), insurance benefits and retirement benefits.

        Compensation programs for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, including base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation be geared to reward performance that generates long-term stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements including salary, retirement benefits and "all other compensation" comprised approximately 16% of his total 2015 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 84% of his total 2015 compensation. These at-risk elements include stock options granted at market price which only increase in value if the Company's share price increases after the grant date (the value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 38). The other at-risk compensation is incentive plan compensation which historically has required year-over-year EPS growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate long-term stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 28% of total 2015 compensation while at-risk compensation comprised approximately 72% of total 2015 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenues and either EPS or operating income.

        The Board believes this compensation program is a valuable and appropriate tool which contributes to the Company's continuing success.

v

2015 Performance Highlights

        In 2015, Company revenue increased over 2014 levels by 8% (in local currencies), with adjusted diluted EPS increasing over 2014 levels by 8%, while the Company achieved adjusted operating margins of 19.9% (adjustments to GAAP financial measures are explained in more detail on page 31).

Investor Outreach

        Amphenol has continued to engage with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. Partly in response to this feedback, in March 2016, the Board adopted an amendment to the Company's By-Laws that, among other things, implemented "proxy access", which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the Company's outstanding common stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees in the Company's proxy statement.

        The adoption of the proxy access By-Law is consistent with the Board's prior actions to ensure that the Company adheres to high corporate governance standards, which have included lowering the threshold to call special meetings of stockholders from 50% to 25%; declassifying the Board and providing for the annual election of directors; allowing stockholders to act by written consent; and eliminating supermajority voting requirements in the Company's Articles of Incorporation or By-Laws. The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs.

Other Company Proposals

        1.    Ratification of selection of Deloitte & Touche as independent accountants.    As a matter of good governance, the Board is asking stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent accountants.

        2.    Advisory vote to approve compensation of named executive officers.    The Board is asking stockholders to approve, on an advisory basis, the compensation of the Company's named executive officers. The Board recommends a FOR vote because it believes the compensation policies and practices of the Company, as described in the Compensation Discussion and Analysis beginning on page 25, have been and continue to be effective in helping to achieve the Company's goals of rewarding leadership excellence and sustained financial and operating performance, aligning the named executive officers' long-term interest with those of the stockholders and motivating these executives to remain with the Company for long and productive careers.

        3.    Amendment to the Restated Certificate of Incorporation.    The Board is asking stockholders to approve an amendment to the Company's Restated Certificate of Incorporation to provide that the Company's stockholders may remove any director from office, with or without cause. Currently, the Restated Certificate of Incorporation provides that stockholders may remove a director from office only for cause. The Board believes that it is desirable to adopt this proposed amendment to conform the Restated Certificate of Incorporation to the requirement of Delaware law, as interpreted by a recent ruling of the Delaware Court of Chancery.

2017 Annual Meeting

Deadline for stockholder proposals to be included in the proxy statement for the 2017 annual meeting of stockholders.	December 21, 2016

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 20, 2016) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Conference Center at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 25, 2016 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 28, 2016 as the Record Date for the 2016 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 307,587,119 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders in person or by proxy of a majority of the shares of Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Shares will be voted in accordance with stockholder instructions. In addition, if a stockholder has returned a signed proxy card, the proxy holders will have, and intend to exercise, discretion to vote shares in accordance with their best judgment on any matters not identified in the Proxy Statement on which a vote is taken at the Annual Meeting. At present, the Company is not aware of any such matter.

        If a stockholder does not give voting instructions on a particular matter, and the shares are registered in the stockholder's name, the proxy holders will be authorized to vote the shares on that matter in accordance with the Board's recommendation. For stockholders that hold their shares through an account with a broker and do not give voting instructions on a matter, under the rules of the New York Stock Exchange, the broker is permitted to vote in its discretion only on Proposal 2 (ratification of selection of the independent accountants) and is required to withhold its vote on each of the other proposals, the withholding of which is referred to as a "broker non-vote". The impact of broker non-votes is shown in the following table.

        Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions	Impact of Broker Non-Votes

1. Election of directors	Votes "For" a nominee exceed votes "Against" that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.

2. Ratification of selection of the independent accountants	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not applicable.

3. Advisory vote on compensation of named executive officers	Approval by a majority of the votes cast.	Counted toward quorum; impact equivalent to vote AGAINST.	Not counted as votes cast; no impact on outcome.

4. Approval of Amendment to the Restated Certificate of Incorporation	Approval by a majority of the stockholders.	Counted toward quorum; impact equivalent to vote AGAINST.	Not counted as votes cast; impact equivalent to vote AGAINST.

        A proxy may be revoked. For shares that are held in "street name", the stockholder must follow the directions provided by its bank, broker or other intermediary for revoking or modifying voting instructions. For shares that are registered in the stockholder's own name, the proxy may be revoked by written notification to the Company Secretary prior to its exercise and providing relevant name and account information, submitting a new proxy card with a later date (which will override the earlier proxy) or voting in person at the Annual Meeting.

        Votes on each of the proposals other than election of directors and the amendment to the Restated Certificate of Incorporation are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

        The Company pays the cost of preparing, printing, assembling and mailing this proxy soliciting material. The Company has engaged the firm of Georgeson LLC to assist in the distribution of this Notice of 2016 Annual Meeting and Proxy Statement and will pay Georgeson its out of pocket expenses for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies may be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company's officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of December 31, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210	44,565,154	(1)	14.44%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	26,281,099	(2)	8.52%
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	20,315,341	(3)	6.58%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,289,576	(4)	5.60%
The Bank of New York Mellon Corporation 225 Liberty Street New York, NY 10286	16,803,520	(5)	5.45%

(1)
The Schedule 13G filed by such beneficial owner on February 12, 2016 for the year ended December 31, 2015 indicates that it has (i) sole voting power over 3,237,603 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 44,565,154 shares and (iv) shared dispositive power over 0 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 10, 2016 for the year ended December 31, 2015 indicates that it has (i) sole voting power over 571,783 shares, (ii) shared voting power over 30,300 shares, (iii) sole dispositive power over 25,666,466 shares and (iv) shared dispositive power over 614,633 shares.

(3)
The Schedule 13G filed by such beneficial owner on February 12, 2016 for the year ended December 31, 2015 indicates that it has (i) sole voting power over 20,315,341 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 20,315,341 shares and (iv) shared dispositive power over 0 shares.

(4)
The Schedule 13G filed by such beneficial owner on February 10, 2016 for the year ended December 31, 2015 indicates that it has (i) sole voting power over 14,716,067 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 17,289,576 shares and (iv) shared dispositive power over 0 shares.

(5)
The Schedule 13G filed by such beneficial owner on February 1, 2016 for the year ended December 31, 2015 indicates that it has (i) sole voting power over 14,529,480 shares, (ii) shared voting power over 10,093 shares, (iii) sole dispositive power over 13,878,169 shares and (iv) shared dispositive power over 2,267,502 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 2016 by each director, the named executive officers (listed in the Summary Compensation Table on page 38) and by all executive officers and directors of the Company as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Ronald P. Badie	125,877(2)(3)	*
Stanley L. Clark	32,677(2)(3)	*
David P. Falck	9,215(2)	*
Edward G. Jepsen	232,677(2)	*
Craig A. Lampo	429,200(4)	*
Randall D. Ledford	4,858(2)	*
Andrew E. Lietz	116,874(2)	*
Martin H. Loeffler	466,343(2)	*
John R. Lord	40,677(2)	*
R. Adam Norwitt(1)	3,497,922	1.14%
Zachary W. Raley	563,600(4)	*
Diana G. Reardon	904,000(4)	*
Luc Walter	352,528(4)	*
Di Yang	251,200(4)	*
All executive officers and directors of the Company as a group (24 persons)	8,992,326	2.92%

*
Less than one percent.

(1)
The share ownership amounts for Mr. Norwitt in this table include 103,922 shares, of which 102,930 shares are held in trusts over which he has sole voting power and 992 are owned directly; 290,000 shares, which are not owned by Mr. Norwitt but which would be issuable upon the exercise of stock options that are exercisable or would be exercisable within 60 days of April 1, 2016, and which are held by a family trust for which Mr. Norwitt has shared voting and investment power; and 3,104,000 shares which are not owned by Mr. Norwitt but which would be issuable upon the exercise of stock options pursuant to the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, which are exercisable or would be exercisable within 60 days of April 1, 2016.

(2)
The share ownership amounts in this table include 43,720, 10,520, 7,058, 210,520, 2,702, 114,717, 444,186 and 38,520 shares which are owned directly by Messrs. Badie, Clark, Falck, Jepsen, Ledford, Lietz, Loeffler and Lord, respectively. Of the 210,520 shares of Common Stock owned by Mr. Jepsen reflected in this table, 200,000 have been pledged as security. Pursuant to the pledge arrangement, Mr. Jepsen has the power to vote or direct the voting of the shares and he has the power to dispose or direct the disposition of the shares. The table also includes 80,000, 20,000, 20,000 and 20,000 shares which are not owned by Messrs. Badie, Clark, Jepsen and Loeffler, respectively, but which would be issuable upon the exercise of stock options pursuant to the Amended 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are exercisable or would be exercisable within 60 days of April 1, 2016. Additionally, this table includes 2,157 shares of restricted stock owned by each of Messrs. Badie, Clark, Falck, Jepsen, Ledford, Lietz, Loeffler and Lord, all of which vest within 60 days of April 1, 2016.

(3)
The share ownership amounts for Messrs. Badie and Clark reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Non-employee Director Compensation for the 2015 Fiscal Year" beginning on page 15. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2016, including credit for dividends, is 19,404 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2016, including credit for dividends, is 17,058 unit shares. Commencing with the fourth quarter 2009, Messrs. Badie and Clark elected to receive their quarterly director's fees in cash in lieu of shares. As long as the election to receive quarterly director's fees in cash in lieu of shares continues, the cumulative balance in each of Messrs. Badie and Clark's Director's Deferred Compensation account will only increase by the number of shares credited for dividends.

(4)
The share ownership amounts in this table include 71,728 shares owned by Mr. Walter, as well as 904,000, 429,200, 563,600, 280,800 and 251,200 shares, respectively, which are not owned by Ms. Reardon, Messrs. Lampo, Raley, Walter and Yang but which would be issuable upon the exercise of stock options pursuant to the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which are exercisable or would be exercisable within 60 days of April 1, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that during fiscal year 2015 all executive officers and directors of the Company filed all required reports on a timely basis.

 PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and the By-Laws of the Company, taken together, provide for a Board consisting of not less than three or more than 15 directors. Currently, the number of directors of the Company is ten. Andrew E. Lietz has indicated that he will not stand for re-election after his term expires at the Annual Meeting. The Company thanks Mr. Lietz for his many years of dedicated service. Our directors are elected annually. Action will be taken at the Annual Meeting for the re-election of nine directors: Ronald P. Badie, Stanley L. Clark, David P. Falck, Edward G. Jepsen, Randall D. Ledford, Martin H. Loeffler, John R. Lord, R. Adam Norwitt and Diana G. Reardon for a term of one year that will expire at the 2017 Annual Meeting.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Badie, Clark, Falck, Jepsen, Ledford, Loeffler, Lord, Norwitt and Ms. Reardon except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

        Certain information regarding all directors, including individual experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on the Board is set forth below. The Company's goal is to assemble a Board that works together and with management to deliver long term stockholder value. The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company's current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the interconnect and sensor industry and the Company, including its customers, suppliers, competitors, stockholders and management. Members of the Board also have extensive experience in leadership, the management of public companies, risk assessment, accounting and finance, mergers and acquisitions, technology and global business practices and operations.

        The following information details offices held and other business directorships of public companies during the past five years, as well as the classes and terms of each of the proposed director nominees. Beneficial ownership of equity securities of the current directors and the proposed director nominees is shown under the caption "Security Ownership of Management" on page 4.

DIRECTOR NOMINEES

Ronald P. Badie	Mr. Badie, age 73, has been a Director since 2004. Mr. Badie retired from Deutsche Bank Alex. Brown (now Deutsche Bank Securities) in 2002, at which time he was vice chairman. He also held several executive positions with its predecessor, Bankers Trust Company. From 2004 to the present, he has acted as a Senior Advisor to Hadley Partners, a firm providing M&A advisory, private placement and financial advisory services. Mr. Badie's extensive experience in the investment banking industry is extremely valuable to the Company, in particular with respect to his insight into merger & acquisition and capital markets related matters. He is Chairman of the Executive Committee and is a member of the Audit Committee and the Pension Committee of the Company. Mr. Badie currently serves as Director and member of the nominating and corporate governance committee, the compensation committee and the audit committee of Nautilus, Inc. In the past five years, but not currently, Mr. Badie served as director, chairman of the nominating/corporate governance committee and a member of the compensation and audit committees of Obagi Medical Products, Inc.
Stanley L. Clark

Mr. Clark, age 72, has been a Director since 2005. Mr. Clark is Lead Trustee and Senior Advisor of Goodrich, LLC, where he also served as chief executive officer and trustee from 2001 until 2014. This role has provided him excellent insight into a broad range of markets and investment perspectives as well as financial analysis, which are of particular value in his roles as Chairman of the Pension Committee and a member of the Audit Committee. He gained significant experience in general management of a complex manufacturing organization as chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. He brings to the Board international experience as well as an understanding of the aerospace and defense industry, important markets for the Company. Mr. Clark is Chairman of the Pension Committee and is a member of the Audit Committee and the Compensation Committee of the Company.

David P. Falck

Mr. Falck, age 63, has been a Director since 2013. Mr. Falck has more than 35 years of experience as a legal advisor to public and private companies. Mr. Falck has been Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company where he has overseen all facets of the company's legal affairs since 2009. From 2007 to 2009, he was senior vice president, law for New Jersey-based Public Service Enterprise Group Inc. and served as a member of its executive group. From 1987 to 2007, Mr. Falck was a partner in the New York office of Pillsbury Winthrop Shaw Pittman LLP where he provided strategic advice for a range of clients in the manufacturing, energy and telecommunications industries in the U.S. and abroad, including the Company. His well developed legal and financial acumen bring great value to the Company, in particular with respect to corporate governance, mergers and acquisitions, financing, compliance, and legal matters. Mr. Falck is a member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Company.

Edward G. Jepsen

Mr. Jepsen, age 72, has been a Director since 2005. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. Mr. Jepsen has been Chairman and Chief Executive Officer of Coburn Technologies, Inc., a manufacturer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from 2005 through his retirement in 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. During his time as chief financial officer of the Company, Mr. Jepsen gained a deep familiarity with the operations, markets, technologies and other business matters of the Company, and in particular a comprehensive understanding of the Company related to accounting, auditing and controls. In addition, Mr. Jepsen brings to the Board significant experience in public accounting and auditing acquired as a partner at PricewaterhouseCoopers LLP prior to joining the Company. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Nominating/Corporate Governance Committee and Pension Committee of the Company. Mr. Jepsen also currently serves as a director and chairman of the audit and finance committee and member of the nominating/corporate governance committee of ITC Holdings Corp.

Randall D. Ledford

Mr. Ledford, age 66, has been a Director since January 2015. Mr. Ledford was senior vice president and chief technology officer of Emerson Electric Company and president of Emerson Venture Capital from 1997 until his retirement in September 2014. From 1980 to 1997, Mr. Ledford was president and general manager of several different divisions of Texas Instruments. In the past five years, but not currently, Mr. Ledford served as a director and member of the audit and finance committee and corporate governance committee of Gerber Scientific, Inc. Mr. Ledford's extensive technology background, including his PhD in physics as well as more than three decades working as a technology expert in the semiconductor, sensor and industrial power industries, are extremely valuable to the Company, in particular as the technology requirements of our customers accelerate.

Martin H. Loeffler

Mr. Loeffler, age 71, has been a Director since 1987 and Chairman of the Board since 1997. He had been an employee of the Company for 37 years when he retired in December 2010. He was executive chairman of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company's international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors. His leadership, market knowledge, technology background, international and other business experience are of tremendous value to the Company in his role on the Board.

John R. Lord

Mr. Lord, age 72, has been a Director since 2004. Mr. Lord served as the non-executive chairman of Carrier Corporation from 2000 through 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corporation, from 1995 until his retirement in 2000. Mr. Lord served in a variety of other executive and general management roles at United Technologies between 1975 and 1995. During his more than 25 year career at United Technologies, Mr. Lord gained significant manufacturing, general management, and global management experience, including spending three years based in Asia, one of the Company's most important regions. He was also very involved in personnel development at United Technologies, providing him with insight into management development and compensation issues which is of great value to the Company. He is Chairman of the Compensation Committee and is a member of the Executive Committee and of the Nominating/Corporate Governance Committee of the Company. In the past five years, but not currently, Mr. Lord served as a director and member of the audit and finance committee and as chairman of the compensation committee of Gerber Scientific, Inc.

R. Adam Norwitt

Mr. Norwitt, age 46, has been a Director since 2009, and an employee of the Company or its subsidiaries for approximately 16 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was chief operating officer of the Company from 2007 through 2008. He was senior vice president and group general manager, worldwide RF and microwave products division of the Company during 2006 and vice president and group general manager, worldwide RF and microwave products division of the Company from 2004 until 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various operating groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, China and France. His vision, leadership, market knowledge, merger & acquisition experience, international exposure and other business experience are of significant value to the Company.

Diana G. Reardon

Ms. Reardon, age 56, has been a Director since 2015, and an employee of the Company for approximately 28 years. In addition to serving the Company as a Director, she continues as an employee, acting as Senior Advisor. She was executive vice president from 2010 to 2015, senior vice president from 2004 to 2009, and chief financial officer from 2004 to 2015. She was vice president in 2004, controller of the Company from 1994 through 2004 and treasurer of the Company from 1992 through 2004. During her tenure with the Company, Ms. Reardon has been deeply involved with the operations, markets and other business matters of the Company, including the acquisition program during her time as Chief Financial Officer. She has a comprehensive understanding of the Company including, in particular, its financial, accounting and auditing systems, policies, procedures and controls and growth strategy. Her breadth of knowledge about the Company and its finances are extremely valuable to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Governance Principles

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board are reviewed at least annually and revised as warranted. The most current Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are attached hereto as Annex A, Annex B and Annex C, respectively. Amphenol Corporation's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The principles, code and charters can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" then the desired principles, code or charter. A printed copy of the Company's most current Governance Principles, the Code of Business Conduct and Ethics and the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492.

Director Independence

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that all of the directors are independent of the Company and its management with the exception of Mr. Norwitt and Ms. Reardon who are considered inside directors because of their current employment with the Company.

Leadership Structure

        Mr. Loeffler is Chairman of the Board and Mr. Lietz is the Board's Presiding Director. As Presiding Director, Mr. Lietz has the authority to call, schedule and chair executive sessions of the independent directors. After each meeting of the Board, committee meeting and executive session the Chairman and Presiding Director communicate with the Chief Executive Officer to provide feedback and to effectuate the decisions and recommendations of the directors.

        The Board of Directors has determined that at the present time, its current leadership structure, including a Presiding Director, a Chairman of the Board who retired from employment with the Company in 2010 after 37 years of service and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs. The Presiding Director and independent Chairman of the Board provide a means for the Board to effectively operate independently of the Company's management as necessary or desirable. This structure also allows the Board to draw upon the skills and extensive experience of a Chairman, who can ensure that the other directors' attention is devoted to the issues of greatest importance to the Company and its stockholders, while permitting the Chief Executive Officer to continue to set the strategic direction and drive the ongoing business operations and finances of the Company, all in consultation with the Board of Directors. Historically, the Company's Board of Directors included an independent Presiding Director and a Chief Executive Officer who also served as Chairman of the Board.

Board of Directors Summary Information

        The following table sets forth basic information about the current structure of the Board including summary information for the nominees to the Board: Messrs. Loeffler, Badie, Clark, Falck, Ledford, Jepsen, Lord, Norwitt and Ms. Reardon.

Committee Memberships
Name	Director Tenure	Independent	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee	Current Service on Other Public Company Boards	Board Nominee at 2016 Annual Meeting

Martin H. Loeffler (Chairman)	Since 1987	X							Yes

Andrew E. Lietz (Presiding Director)	Since 2001	X		X	X	Chair		Safeguard Scientifics, Inc.	No

Ronald P. Badie	Since 2004	X	X		Chair		X	Nautilus, Inc.	Yes

Stanley L. Clark	Since 2005	X	X	X			Chair		Yes

David P. Falck	Since 2013	X	X	X		X			Yes

Randall D. Ledford	Since 2015	X							Yes

Edward G. Jepsen	1989-1997 Since 2005	X	Chair *			X	X	ITC Holdings Corp.	Yes

John R. Lord	Since 2004	X		Chair	X	X			Yes

R. Adam Norwitt	Since 2009								Yes

Diana G. Reardon	Since 2015								Yes

*
Financial Expert

Committees

        The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of all of its committees are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such committees.

        Audit Committee.     The Audit Committee's principal oversight duties include the following: (1) review reports on the evaluation of the Company's internal controls for financial reporting and the Company's annual audited and quarterly unaudited financial statements and related disclosures therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (2) review the Company's earnings releases; (3) select and engage independent auditors and approve all audit engagement fees and terms and pre-approve all permissible tax and other non-audit services; (4) review the qualifications, performance and independence of the Company's independent auditors; (5) review and approve the scope of the annual audit of the Company's financial statements; (6) review the scope and procedures for the Company's internal audit activities; (7) review the results of internal audits and the procedures for maintaining internal controls; (8) review the quality and integrity of the Company's financial reporting process and the selection of the Company's accounting principles; (9) review critical accounting principles and practices and applicable legal and regulatory matters and their effect on the financial statements of the Company; (10) review significant audit issues identified by the Company's internal audit function or the Company's independent auditors and the Company's responses thereto; (11) review accounting adjustments noted or proposed by the Company's independent auditors, reports on the Company's internal controls, and material written communications with the independent auditors; (12) review and discuss the Company's guidelines and policies for risk assessment and management; (13) establish hiring policies for employees of the Company's independent auditors; (14) establish procedures for the receipt, retention and treatment of employee concerns regarding questionable accounting or auditing matters; and (15) sustain a constructive dialogue with the independent auditors about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting. See also "Report of the Audit Committee" on page 22. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark, David P. Falck and Edward G. Jepsen (Chairman), each of whom is an independent director as defined under the NYSE Listing Standards. The Board of Directors has determined that each of the four members of the Committee are independent, financially literate and that Mr. Jepsen has been determined to be an audit committee financial expert as defined by the applicable rules of the SEC and the NYSE Listing Standards.

        Compensation Committee.     The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the direct reports to the Chief Executive Officer as well as the Company's other top 20 most highly compensated employees. See also the "Compensation Discussion and Analysis" on page 25 and the "Compensation Committee Report" on page 37. The Compensation Committee has the authority to retain and solicit the advice of compensation advisors. The members of the Compensation Committee are Stanley L. Clark, David P. Falck, Andrew E. Lietz and John R. Lord (Chairman).

        Executive Committee.     The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the full Board. The Board has granted the Executive Committee the broadest authority permitted by the General Corporation Law of the State of Delaware. The Executive Committee meets as necessary and all actions of the Committee are presented for ratification and approval of the full Board, as necessary and appropriate, at the next regularly scheduled quarterly meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord.

        Pension Committee.     The Pension Committee administers the Company's various defined contribution 401(k) plans and U.S. pension plan. The Pension Committee has oversight responsibility for funding and investments in the U.S. pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's U.S. pension plan as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company's U.S. pension plan as a Committee at least semi-annually. It also ensures there is an appropriate selection of diverse investments for employees of the Company participating in the various defined contribution 401(k) plans. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.     The Nominating/Corporate Governance Committee's principal duties include the following: (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company. The Nominating/Corporate Governance Committee also oversees the annual evaluation of and the compensation of the Board. The members of the Nominating/Corporate Governance Committee are David P. Falck, Edward G. Jepsen, Andrew E. Lietz (Chairman) and John R. Lord.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. Recommendations must be received by December 31, 2016 to be considered for inclusion in the Proxy Statement for the 2017 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual being recommended by the stockholder as a nominee for director.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the Committee will evaluate the candidate based upon the following factors:

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  business, financial and/or other applicable experience;

  •
  familiarity with national and international issues affecting the Company's business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business; and

  •
  ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a director of the Company.

        The Board believes that an important component of a Board is diversity including not only background, skills, experience, and expertise, but also gender, race and culture. To the extent used, search firms retained by the Nominating/Corporate Governance Committee to assist in identifying qualified candidates will be specifically advised to seek diverse candidates from traditional and non-traditional environments, including women and minorities. The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

        The full Board meets at least annually with the Nominating/Corporate Governance Committee to review and discuss the Nominating/Corporate Governance Committee's self-evaluation including its performance as measured against the Charter of the Nominating/Corporate Governance Committee and the continuing effectiveness of its Charter as well as the corporate governance guidelines that it is responsible for developing and recommending to the Board.

Meetings of the Board and Committees

        During 2015 there were seven formal meetings of the Board and eleven actions taken by unanimous written consent of the Board, six formal meetings and one action by unanimous written consent of the Audit Committee, two formal meetings and ten actions by unanimous written consent of the Compensation Committee and two formal meetings and three actions by unanimous written consent of the Pension Committee. The Executive Committee met informally from time to time in person and via telephone conference calls to discuss several potential transactions and acted on seven matters by unanimous written consent. The Nominating/Corporate Governance Committee had three formal meetings. The Nominating/Corporate Governance Committee also met informally in person and via telephone conference calls from time to time to discuss, among other things, additions to and potential vacancies on the Board and/or Committees of the Board, potential nominee directors for election, various officer appointments and succession planning. All directors participated in all meetings of the Board and the Committees on which they served in 2015. Directors also attended meetings as invited guests of Committees on which they did not serve. This included quarterly telephonic meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.

        Non-management directors of the Company meet in executive session as necessary and following the conclusion of each Board Meeting and each Committee Meeting. Such private meetings are currently presided over by the Chairman of the Board, the Presiding Director, the Chairman of the Committee or by the director who requests the opportunity to meet in executive session.

Risk Oversight

        The Board is actively involved in overseeing risk management for the Company. This oversight is conducted primarily through the Committees of the Board. The Chairman of each committee discusses with the Board such risk management considerations and actions as are deemed necessary and appropriate.

        The Audit Committee reviews the Company's portfolio of risk with management and the Company's independent accountants, discusses with management significant financial risks, the Company's policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor and control financial and other risk exposures. The Audit Committee also reviews the Company's internal system of audit and financial controls and the process for maintaining financial reporting controls with management and the Company's independent accountants.

        The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company's executive compensation programs and incentive compensation programs for other employees. The Compensation Committee reviews with management whether the compensation programs, including the performance-based incentive plans and the stock option plans described in the section Elements of Compensation Program beginning on page 27, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management have concluded the Company's compensation programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Nominating and Corporate Governance Committee oversees the policies and practices of management of the Company related to the identification and evaluation of enterprise risk and the development of risk avoidance, mitigation and response strategies through a corporate governance process. The Nominating and Corporate Governance Committee works in consultation with the full Board and management in furtherance of this process, and makes such recommendations to management and to the full Board regarding these matters as the Committee deems to be necessary and appropriate.

        The Pension Committee oversees risk management as it relates to the Company's U.S. pension plan described beginning on page 43. The Pension Committee reviews with management the forecasted liabilities of the U.S. pension plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and recommends revisions to the general investment policies governing the investment of the assets of such pension plan.

Non-employee Director Compensation for the 2015 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)*	Option Awards ($)(3)*	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Ronald P. Badie	76,000	125,041	n/a	n/a	n/a	n/a	201,041
Stanley L. Clark	76,000	125,041	n/a	n/a	n/a	n/a	201,041
David P. Falck	70,000	125,041	n/a	n/a	n/a	n/a	195,041
Edward G. Jepsen	80,000	125,041	n/a	n/a	n/a	n/a	205,041
Randall D. Ledford	64,556	125,041	n/a	n/a	n/a	n/a	189,597
Andrew E. Lietz	76,000	125,041	n/a	n/a	n/a	n/a	201,041
Martin H. Loeffler	150,000	125,041	n/a	n/a	n/a	n/a	275,041
John R. Lord	76,000	125,041	n/a	n/a	n/a	n/a	201,041

(1)
The Director's Deferred Compensation Plan allows each non-employee director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Currently, each non-employee director has elected to receive fees in cash as earned. The aggregate number of shares issuable to each of the directors pursuant to this plan as of December 31, 2015 is represented in the table marked with an asterisk below.

(2)
The 2012 Restricted Stock Plan for Directors of Amphenol Corporation was approved by the stockholders at the 2012 Annual Meeting. Pursuant to the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, restricted shares are issued on the first business day following the day of each annual stockholder meeting, beginning in 2012. The number of restricted shares issued is the number of shares that are equal to the fair market value of $125,000, rounded up to the nearest whole share, based on the price of the common stock at the close of business on the date of the grant. The grant date fair value of the 2,157 shares of restricted stock granted to each of Messrs. Badie, Clark, Falck, Jepsen, Ledford, Lietz, Loeffler and Lord on May 21, 2015 was $125,041 computed in accordance with FASB ASC Topic 718. At December 31, 2015, the aggregate number of outstanding restricted stock awards for each of Messrs. Badie, Clark, Falck, Jepsen, Ledford, Lietz, Loeffler and Lord was 2,157 restricted shares and is represented in the table marked with an asterisk below. Each award vests in full on the earlier of: the first anniversary of the date of the grant or the day immediately prior to the date of the next regular annual shareholder meeting. The restricted stock awards granted to each of the directors on May 21, 2015 will become fully vested on May 20, 2016.

(3)
With the approval of the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, it is anticipated that no more options will be awarded to the non-employee directors pursuant to the Director's Stock Option Plan approved by the Company's stockholders in 2004 and amended in 2007. As of December 31, 2015, the aggregate number of stock awards and the aggregate number of option awards outstanding is represented in the table marked with an asterisk below.

(4)
The Company does not have a non-equity incentive plan compensation program applicable to its non-employee directors.

(5)
The Company does not have a pension plan program applicable to its non-employee directors. Messrs. Loeffler and Jepsen participated in the Company's Pension Plan (described beginning on page 43) during their prior employment with the Company. Upon retirement, their pension benefits were fixed, and they are no longer accruing any additional benefits under the Pension Plan.

(6)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation for service in a director role.

*
As of December 31, 2015, for each non-employee director, the aggregate number of stock awards, the aggregate number of shares issuable pursuant to the Director's Deferred Compensation Plan and the aggregate number of option awards outstanding is represented in the table below.

		Number of Shares Issuable Pursuant to Directors' Deferred Compensation Plan (12/31/2015)	Number of Outstanding Stock Options (12/31/2015)
	Number of Outstanding RSUs (12/31/2015)
Name			Vested	Unvested

Ronald P. Badie	2,157	19,295	80,000	0

Stanley L. Clark	2,157	16,692	20,000	0

David P. Falck	2,157	0	n/a	n/a

Edward G. Jepsen	2,157	0	20,000	0

Randall D. Ledford	2,157	0	n/a	n/a

Andrew E. Lietz	2,157	0	0	0

Martin H. Loeffler	2,157	0	20,000	0

John R. Lord	2,157	0	0	0

        Action will be taken at the Annual Meeting for the election of nine directors. Seven are non-employee, independent directors, Messrs. Badie, Clark, Falck, Jepsen, Ledford, Loeffler and Lord. During 2015, two of the directors, Mr. Norwitt and Ms. Reardon were named executive officers. Mr. Norwitt and Ms. Reardon's compensation from the Company is described in more detail in the "Summary Compensation Table" on page 38 and in the section "Compensation of Named Executive Officers" on page 31.

        Currently, non-employee director compensation consists solely of an annual retainer fee, committee chairman fees and an annual grant of restricted stock.

        In January 2016, in connection with its ongoing review of Board compensation, the Nominating/Corporate Governance Committee adopted changes to the fee amounts earned by the directors. These fees were last adjusted in 2012 except for the Chairman's fees, which were last adjusted at the beginning of 2011. In summary, commencing in January 2016, (i) the annual retainer fee was increased from $70,000 per year to $80,000 per year, (ii) the retainer fee for the Chairman of the Board was increased from $150,000 per year to $180,000 per year, (iii) the additional retainer fee for the Audit Committee Chairman was increased from $10,000 per year to $12,000 per year, (iv) the additional retainer fee for chairpersons of the other committees of the Board was increased from $6,000 per year to $8,000 per year; and (v) the value of the annual grants of stock given to the directors was increased from approximately $125,000 to approximately $140,000, which is described in more detail below. Non-employee directors can elect to receive their director fees in cash as earned or defer payment of their fees to a future date with the ultimate payment in cash or Common Stock. All non-employee directors currently receive their director fees in cash as earned quarterly.

        The 2012 Directors Restricted Stock Plan of Amphenol Corporation (the "Directors Restricted Stock Plan") provides annual grants of restricted stock to the non-employee directors on the first business day after each annual meeting of stockholders. On the grant date, each non-employee director will be given shares of Common Stock subject to the restrictions and conditions in the Directors Restricted Stock Plan.

Commencing in 2016, the number of shares granted will be determined by dividing $140,000 by the closing price for the Common Stock on the grant date and rounding up to the next whole share amount.

        The Nominating/Corporate Governance Committee of the Board will continue to monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee fees and equity compensation elements of the directors' compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the directors compensation program and the ability to defer payment of fees with the ultimate payment in Common Stock enables share ownership by directors further aligning their financial interests consistent with their oversight role for the Company.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with the Presiding Director, the Chairman of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit Committee in writing c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders

        In each of the last ten years, more than 85% of outstanding shares of Common Stock have been voted by proxy and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only then current Board member who attended the 2015 Annual Meeting of Stockholders was Mr. Norwitt, as President and Chief Executive Officer.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Martin W. Booker Age 57	Vice President of the Company since 2015, and Group General Manager, Industrial Products Group of the Company since 2014. He was general manager of the industrial operations division of the Company from 2000 through 2014. He does not serve on the board of directors of any public company. Mr. Booker has been an employee of the Company for approximately 16 years.
William J. Doherty Age 57

Vice President since 2016 and Group General Manager, IT Communications Products Group of the Company since 2015. He was general manager of the high speed products division of the Company from 2012 through 2014 and general manager of the backplane connectors division from 2007 to 2012. Mr. Doherty was employed for approximately three years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Doherty has been an employee of the Company or businesses acquired by the Company for approximately 13 years.

Jean-Luc Gavelle Age 57

Vice President since 2016 and Group General Manager, Global Interconnect Systems Group of the Company since 2014. From 2012 through 2014, he was CEO of the Connection Technologies/Souriau-Sunbank Division of Esterline Corporation. Prior to that he served in various roles at Huber+Suhner AG for 13 years, including as chief operating officer. He does not serve on the board of directors of any public company. Mr. Gavelle has been an employee of the Company for approximately two years.

Patrick Gillard Age 59

Vice President and Treasurer of the Company since 2014. Mr. Gillard was group controller of the military aerospace and industrial operations group of the Company from 2008 through 2014. He does not serve on the board of directors of any public company. Mr. Gillard has been an employee of the Company for approximately eight years.

Name and Age	Principal Occupation and Other Information
Michael R. Ivas Age 45

Vice President and Controller of the Company since 2015. He was group controller of the international military aerospace and industrial group of the Company from 2008 through 2015 and director of financial and operational audit from 2001 through 2008. Mr. Ivas was a senior audit manager with PricewaterhouseCoopers from 1994 through 2001. He does not serve on the board of directors of any public company. Mr. Ivas has been an employee of the company for approximately 14 years.

Craig A. Lampo Age 46

Senior Vice President and Chief Financial Officer of the Company since 2015. Mr. Lampo was vice president and controller of the Company from 2004 to 2015. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 through 2004. He was an employee of Arthur Andersen LLP from 1993 through 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately 12 years.

Thomas Meotti Age 56

Vice President, Tax of the Company since 2013. Mr. Meotti was director of tax from 2004 to 2012 and assistant director of tax from 1999 through 2004. He was employed by Loctite Corporation from 1991 through 1999 and at PricewaterhouseCoopers from 1987 through 1991. He does not serve on the board of directors of any public company. Mr. Meotti has been an employee of the Company for approximately 17 years.

Zachary W. Raley Age 47

Senior Vice President of the Company since 2010 and Group General Manager, Worldwide RF and Microwave Products Group and the Cable Products group of the Company since 2007. Mr. Raley was vice president of the Company from 2007 through 2009. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 20 years.

Name and Age	Principal Occupation and Other Information
Richard E. Schneider Age 58

Senior Vice President of the Company since 2009 and Group General Manager, Amphenol FCI since 2016. Mr. Schneider was senior vice president, market development in 2015. Mr. Schneider was senior vice president and group general manager, IT and Communications Products group of the Company from 2007 through 2014. Mr. Schneider was vice president from 2007 through 2009 and divisional president of Amphenol TCS from 2005 through 2007. Prior thereto, Mr. Schneider was employed for approximately 18 years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Schneider has been an employee of the Company or businesses acquired by the Company for approximately 28 years.

David Silverman Age 38

Vice President, Human Resources of the Company since 2014 and senior director, human resources from 2013 through 2014. He was general manager of the Amphenol Alden operating unit from 2010 through 2013. Mr. Silverman was corporate business development manager of the Company from 2007 through 2010. He does not serve on the board of directors of any public company. Mr. Silverman has been an employee of the Company for approximately nine years.

John Treanor Age 58

Senior Vice President of the Company since 2014 and Group General Manager, Amphenol Sensor Technology Group since 2015. Mr. Treanor was group general manager, automotive and sensor products group of the Company from 2014 through 2015. Mr. Treanor was vice president and group general manager, automotive products group of the Company from 2013 to 2014 and group general manager automotive products group from 2008 to 2012. He does not serve on the board of directors of any public company. Mr. Treanor has been an employee of the Company for approximately seven years.

Name and Age	Principal Occupation and Other Information
Luc Walter Age 57

Senior Vice President of the Company since 2004 and Group General Manager, Military and Aerospace Operations Group of the Company since 2016. Mr. Walter was group general manager, international military, aerospace and industrial operations group of the Company from 2004 through 2015. He was director, European military & aerospace operations from 2000 through 2003. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company or its subsidiaries for approximately 32 years.

Edward C. Wetmore Age 59

Vice President of the Company since 2004 and Secretary and General Counsel of the Company since 1987. He does not serve on the board of directors of any public company. Mr. Wetmore has been an employee of the Company for approximately 29 years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the Securities and Exchange Commission and the NYSE. Following that review, the Audit Committee confirmed its Charter and its policies and practices. The Audit Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492. The most current Audit Committee Charter is also attached hereto as Annex A.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2015 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2015, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and its own assessment of the Company's internal control over financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in rule 3200T.

  3.
  The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2016.

Audit Committee Edward G. Jepsen, Chairman Ronald P. Badie Stanley L. Clark David P. Falck

AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for services rendered in 2015 and 2014 were as follows:

Type of Fees	2015	2014
	($ in thousands)
Audit Fees	$4,992	$4,714
Audit-Related Fees(1)	319	129
Tax Fees(2)	30	44
All Other Fees(3)	227	120

Total	$5,568	$5,007

(1)
"Audit-Related Fees" in 2015 and 2014 primarily consisted of acquisition-related assistance.

(2)
"Tax Fees" in 2015 and 2014 are fees for tax compliance, tax advice and tax planning primarily related to certain international tax matters.

(3)
"All Other Fees" are fees for any services not included in the first three categories and primarily reflect fees related to acquisition-related due diligence and the Company's bond offerings. Deloitte did not perform any work or receive any fees for financial systems design and implementation for the Company in 2015 or 2014.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company's independent accountants. Under these procedures, the Audit Committee has pre-approved the use of the independent accountants for specific types of services. These specific types of services include, but are not limited to, instances where total fees are not expected to exceed $25,000 plus reimbursable expenses in connection with audits, services provided in connection with audits, merger and acquisition due diligence, tax services, internal control reviews and reviews of employee benefit plans. The Audit Committee has elected to delegate pre-approval authority to the Chairman of the Audit Committee. All engagements performed by the Company's independent accountants are to be reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee or the Chairman of the Audit Committee to ensure compatibility with maintaining the accountants' independence. In 2015, all fees for permitted services were pre-approved in accordance with these policies.

        The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company's independent accountants including any employee or former employee of the Company's independent accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company's financial statements.

 PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent accountants for the Company since 1997, and the Audit Committee and management believe it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the shares, present in person or represented by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent accountants in light of that result.

        The Board is asking stockholders to approve the following advisory resolution at the 2016 Annual Meeting:

        RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent public accountants for the Company for the year 2016 is hereby RATIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION FOR RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

 COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.     The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value through performance. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while, at the same time, capable of attracting, motivating and retaining the executive officers and key management employees of the Company. The Committee endeavors to keep the structure of the Company's compensation programs simple, transparent and broad-based. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits.

        Throughout this 2016 Proxy Statement, the Company's Chief Executive Officer, the two individuals who served consecutively in the role as the Company's Chief Financial Officer during the 2015 fiscal year, and the three other individuals included in the Summary Compensation Table on page 38 are referred to as the "named executive officers". References to "executive officers and key management employees" in this Proxy Statement relate to the approximately 615 management personnel of the Company, including the named executive officers, who participated in the Company's core management compensation programs in 2015.

        The Company has concluded that its compensation policies and programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        Say on Pay.     At the 2015 Annual Meeting, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2015 Annual Meeting of Stockholders. The proposal received overwhelming support with more than 98% of the shares voted being cast in favor of the proposal. The Board appreciates this show of support, which reaffirms to the Board that the Company's current management compensation policies and programs work to support our stockholders' objectives. The Company believes the philosophy and objectives of its management compensation program, as well as the implementation of the elements of the compensation program, are appropriately geared towards aligning the interests of management with the stockholders to drive stockholder value. No material changes were made to the structure of the Company's core management compensation programs in 2015.

        The Compensation Committee.     The Committee is currently composed of four independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported to the Board no later than the next subsequent meeting of the full Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Complete an annual performance evaluation of itself.

  •
  Review and approve changes as necessary and appropriate to the Company's Executive Incentive Plan, the Company's annual Management Incentive Plan and the Company's Stock Option Plan as described beginning on pages 27, 27 and 30, respectively.

  •
  Review and approve the goals relevant to compensation and evaluate the performance of the Company's Chief Executive Officer and determine and approve, as deemed necessary and appropriate, any changes in compensation including the level of his base salary, performance-based incentive plan target, performance-based incentive plan payments and/or option awards. Approve any performance based incentive plan payments and/or any option awards to the Company's Chief Executive Officer.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance-based incentive plan pool, any performance-based incentive plan allocations, any stock option pool, any stock option awards and other related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries.

  •
  Review and approve the Compensation Committee Report for inclusion in the Company's annual Proxy Statement.

        Role of Compensation Consultant in Compensation Decisions.     From time to time, the Committee has retained Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant, to advise it on executive and board compensation matters. Meridian reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to Meridian. In 2015, Meridian was asked by the Committee to provide general advice and a report on non-executive director compensation trends. Meridian does not, and will not, perform any other service for the Company. Meridian does not make any decisions relating to the creation or implementation of compensation policies or programs. The Committee and Meridian both conducted an independence assessment in 2015 and concluded that no conflict of interest existed.

        Role of Executive Officers in Compensation Decisions.     In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers and key management employees and prospective senior management employees, the Committee considers the recommendations of certain executive officers of the Company. Mr. Norwitt is particularly involved. Mr. Norwitt and certain executive officers of the Company review the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process general compensation surveys are considered. These surveys are generally comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company's human resources department, including the Vice President, Human Resources, provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The conclusions reached and recommendations of certain executive officers, including Mr. Norwitt, regarding any salary adjustments, annual performance-based incentive plan payments and annual option award amounts based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in modifying and approving any recommendations regarding compensation for any executive officer or key management employee or any prospective senior management employee. The Committee's compensation actions are then submitted to the full Board for ratification and approval. Mr. Norwitt consults with the Committee on essentially all compensation matters but does not participate in the final determination of his own compensation.

        Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, as well as related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company employees present.

        Philosophy and Objectives of Compensation Program.     The Committee continues to strive to develop, refine and implement a complete and straightforward compensation program that helps to attract, motivate and retain the executive officers and key management employees, and that remains competitive with comparable companies. The program is designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation as well as reasonable benefits.

        Elements of Compensation Program.     The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and (iv) basic benefits. Cash payments primarily reward recent performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level sufficient to drive an appropriate amount of focus on the long-term performance of the Company. The compensation program for all executive officers and key management employees, including the named executive officers, includes the following elements:

  •
  Base Salary

  •
  Performance-Based Incentive Plans

  •
  Stock Option Plans

  •
  Insurance Benefits

  •
  Retirement Benefits

        Base Salary.     The Company establishes base salary to provide fixed income at approximately the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer's or key management employee's responsibilities. Position and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.

        Performance-Based Incentive Plans.     Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive payments pursuant to The 2015 Management Incentive Plan (the "2015 Management Incentive Plan"). The 2015 Management Incentive Plan is an executive bonus plan designed to fall within the parameters of The 2014 Amphenol Executive Incentive Plan (the "2014 Executive Incentive Plan") approved by the stockholders at the 2014 Annual Meeting of Stockholders. The Committee has reviewed and approved the 2016 Management Incentive Plan (the "2016 Management Incentive Plan") with terms that are substantially the same as the 2015 Management Incentive Plan. The 2016 Management Incentive Plan, the 2015 Management Incentive Plan, and the 2014 Executive Incentive Plan, are collectively hereinafter referred to as the "incentive plan". Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that the Company believes is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees in comparable positions with comparable performance.

        Incentive plan payments, when made, have historically totaled less than 2% of the annual consolidated operating income for the Company. There were approximately 365 participants in the 2015 Management Incentive Plan. Approximately 250 participants were paid approximately $10.9 million representing approximately 1.0% of the Company's consolidated operating income for 2015. Approximately 115 participants received no incentive plan payment for 2015 performance. There are currently approximately 380 participants in the 2016 Management Incentive Plan who, at achievement of 100% of 2016 performance targets and goals, would be paid an aggregate of approximately $14.2 million.

        Payments under the incentive plan, if any, are intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee has the authority to change performance targets each year and to select among different performance criteria.

        The incentive plan provides participants with a cash bonus opportunity if certain individual, operating unit and/or Company goals are achieved. An "operating unit" in the discussion below refers to the group or business unit for which the employee has management responsibility or to which he or she is assigned. For executive officers and key management employees with global headquarters roles (i.e., Company-wide responsibilities), the Company is considered the relevant operating unit. For the other named executive officers, Messrs. Raley, Walter and Yang, the group over which each serves as Group General Manager is considered the relevant operating unit.

        The incentive plan is intended to reward participants upon the achievement of the goals for their respective operating units, with discretion for qualitative individual, operating unit and Company performance factors. No annual incentive payments will be made if a threshold performance level is not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement. As a general rule, the threshold performance requirement for consideration of any incentive plan payment for employees with Company-wide responsibilities is year-over-year growth in Company EPS and for other employees is year-over-year growth in the operating income of their respective operating units.

        Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant's annual base salary, (ii) a participant's incentive plan target percentage and (iii) a participant's incentive plan multiplier.

        Incentive plan target percentages for each participant are established at the beginning of each year, occasionally subject to adjustment mid-year. Incentive plan target percentages for all participants in the 2015 Incentive Plan ranged from 5% to 110% of annual base salary.

        The incentive plan multiplier is determined for each participant after the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2015, participants received incentive plan multipliers ranging from 0% to 200%.

        A participant's incentive plan multiplier is based primarily on Company or operating unit performance against quantitative measures established at the beginning of each year. In addition, consideration is given, when appropriate, to certain qualitative factors to pass the test of reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company's achievement and/or each operating unit's achievement of performance targets and/or goals. These targets and/or goals may vary from year to year and include revenue growth, operating income growth, operating cash flow, return on investment, return on sales, organic growth and/or contribution to EPS growth. Actual performance against these criteria is measured against both year-over-year growth and/or the current year target.

        The Company continues to believe that the key drivers to generating stockholder value are revenue growth, operating income growth and EPS growth. In 2015 the quantitative performance criteria for (i) participants with Company-wide responsibilities was primarily based on Company revenue and EPS growth in 2015 over 2014 and (ii) other participants was primarily based on operating unit revenue and operating income growth in 2015 over 2014 and actual performance in 2015 as compared to 2015 budget. Revenue growth and operating income growth are calculated in local currency. In 2015, the quantitative analysis of the incentive plan multiplier with respect to all participants in the plan was calculated by considering various data and information relating to the operating unit for which the participant has responsibility or to which the participant is assigned.

        The specific targets to be achieved by Mr. Norwitt, Ms. Reardon and Mr. Lampo to attain a 100% quantitative portion of the incentive plan multiplier under the incentive plan in 2015 were (i) Company revenue growth of at least 8%, and (ii) Company EPS growth of at least 14%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2015 would have required Company revenue growth and Company EPS growth of at least two and one half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, Company EPS growth and Company revenue growth are given equal weighting. The specific targets to be achieved by Messrs. Raley, Walter and Yang to attain a 100% incentive plan multiplier under the 2015 incentive plan were (i) operating unit revenue growth of at least 8% and (ii) operating unit operating income growth of at least 14%. In addition, the incentive plan multiplier is adjusted up or down based on operating unit achievement to operating unit budget. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2015 required operating unit revenue growth and operating unit operating income growth of at least two and one half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, operating unit operating income growth and operating unit revenue growth are given equal weighting. If there is no operating income growth or EPS growth, as applicable, the impact to the incentive plan multiplier is at the discretion of the Committee, but generally has resulted in an incentive plan multiplier of 0%. For purposes of making all calculations for incentive plan purposes using these ranges, operating unit operating income is adjusted for other expenses recorded below operating income and for certain amortization expense.

        Once the quantitative portion of the incentive plan multiplier is established, management and/or the Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for operating unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Committee in determining executive compensation. The qualitative portion of the incentive plan allows for adjustment to the multiple for the following factors: return on sales, return on investment, achievement of budgeted targets, whether operating margins of the operating unit are above or below the average of the Company, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, an individual's efforts to ensure collaboration within the Company, an individual's achievement of performance targets and/or goals, other specific individual objectives impacting Company performance, customer satisfaction, cost reductions and productivity improvement or if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance, industry performance, acquisition activity and other special situations (e.g. the participant is new in a position). The Committee may also adjust the multiple of any or all participants in consideration of (i) whether the payout to all MIP participants as a percentage of Company operating income falls within the historical parameters discussed above, (ii) how the current year incentive plan multiplier compares with the prior year, (iii) reasonableness and consistency, and (iv) internal pay equity. In 2015, the aggregated qualitative adjustment with respect to all participants in the incentive plan was a decrease of approximately 0.5% of the total amount calculated pursuant to the quantitative measures. However, no qualitative adjustment was made for Mr. Norwitt, Ms. Reardon or Mr. Lampo.

        In 2016 the quantitative performance criteria for (i) participants with Company-wide responsibilities, including Messrs. Norwitt and Lampo, will be primarily based on Company revenue and EPS growth in 2016 over 2015 and (ii) other participants will be primarily based on operating unit revenue and operating income growth in 2016 over 2015 and actual performance in 2016 as compared to 2016 budget.

        Stock Option Plans.    The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. All currently outstanding employee stock option grants have a five-year vesting period, with 20% vesting each year. The Committee believes this extended vesting schedule helps retain executive officers and key management employees and encourages them to make decisions geared towards long-term growth. Assuming the minimum service requirements have been satisfied, vesting would be immediately accelerated upon death, or under certain circumstances, disability (as defined in the plans). The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations. The potential for continued vesting incentivizes the executives to look after the long-term health of the Company. The total expense for options granted each year is typically in the range of 3% to 5% of the Company's annual budgeted consolidated operating income for such year.

        The Committee has authorized the Company to issue stock options to executive officers, key management employees and other key employees pursuant to approved stock options plans. In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price and the estimated Black-Scholes valuation for option grants. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals.

        Employee stock options are granted at fair market value at the time of the award, i.e., the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executive officers or key management employees have on occasion received an award of stock options at or near the date of appointment. The Committee has never approved the grant of any stock options with an exercise price that is less than the closing price of the Company's Common Stock on the grant date.

        All stock option recipients must enter into a Stock Option Agreement and a Management Stockholder's Agreement with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted.

        Insurance Benefits.     Each executive officer and key management employee (including the named executive officers) are offered the same health and life insurance benefits as other employees working at the same location. The Company also makes a contribution to group term life insurance on behalf of substantially all U.S.-based salaried employees (including the named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of "All Other Compensation" under footnote (4) on page 39. Key management employees outside of the U.S. participate in the same insurance programs on the same terms and conditions as similarly situated salaried employees.

         Retirement Benefits.     U.S.-based salaried employees (including the named executive officers) may participate in the Company's Pension Plan, Supplemental Employee Retirement Plan (the "SERP"), a non-qualified supplemental defined contribution program (the "DC SERP") and in the Company's 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP, the DC SERP and 401(k) programs, and each named executive officer's participation, see "Pensions and Deferred Compensation" beginning on page 43. As certain of the retirement programs are unfunded, i.e. the SERP and the DC SERP, the Company's executives are incentivized to look after the long-term health of the Company. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.

        Perquisites.     Mr. Norwitt was provided with car and driver services in 2015. Mr. Norwitt continues to receive car and driver services in 2016. Mr. Yang was provided with a China transportation allowance and a China housing allowance in 2015.

Compensation of Named Executive Officers

        Company Performance —When reviewing compensation, the Committee reviewed the Company's 2015 financial results. The Company's 2015 financial results have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), and reported in the consolidated financial statements included in the Company's 2015 Annual Report on Form 10-K. In addition to reviewing relevant GAAP financial measures, the Committee considered non-GAAP measures which it believes are also relevant in gauging year-over-year performance. Thus, adjusted operating income, adjusted diluted EPS and adjusted operating margins were considered by the Committee. To the extent presented in this Proxy Statement, they are presented as non-GAAP financial measures.1 In 2015, Company revenue increased over 2014 levels by 8% (in local currencies), with adjusted diluted EPS increasing over 2014 levels by 8%, while the Company achieved adjusted operating margins of 19.9%.

        Pay Mix —Compensation programs for the named executive officers emphasize at-risk, performance-based elements geared to encourage management to generate stockholder value. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment.

        For the Company's Chief Executive Officer, fixed compensation elements including salary, change in pension value and "all other compensation" comprised approximately 16% of his total 2015 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 84% of his total 2015 compensation. These at-risk elements include stock options granted at market price which only increase in value if the Company's share price increases after the grant date. The value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 38—it should be noted that options granted will only have value to the extent the price of Amphenol stock on the date of exercise exceeds the stock price on the grant date. The other at-risk compensation is incentive-plan compensation which historically has required year-over-year EPS growth

        (1) Explanation of Non-GAAP Financial Measures—adjusted diluted EPS and adjusted operating margins.    For 2015, adjusted diluted EPS and adjusted operating margins excludes acquisition-related expenses of $5.7 million ($5.7 million after tax), or $0.02 per share, relating to acquisitions announced and closed in 2015. For 2014, adjusted diluted EPS and adjusted operating margins exclude (a) acquisition-related expenses of $4.3 million ($4.1 million after tax) relating to 2014 acquisitions and (b) $9.8 million ($6.2 million after tax) relating to the acquired backlogs of completed acquisitions for an aggregate impact of $0.04 per share. See Item 6—Selected Financial Data to the Company's 2015 Annual Report on Form 10-K.

before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 28% of total 2015 compensation while at-risk compensation comprised approximately 72% of total 2015 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenue, operating income and/or EPS.

        CEO Compensation —Mr. Norwitt's annual base salary at the beginning of 2016 was increased by approximately 3% from $1,030,000 to $1,061,000. Mr. Norwitt's incentive plan target percentage pursuant to the 2016 Management Incentive Plan remains at 110%. In its deliberations about whether and how to adjust these two elements of Mr. Norwitt's 2015 compensation, the Compensation Committee considered the Company's revenue, operating income, headcount, number of facilities and the increasing complexity of the Company's business. The Compensation Committee also considered the annual base salary paid to chief executive officers of similarly-sized companies in the electronics manufacturing industry. The Committee determined that it was appropriate to increase Mr. Norwitt's annual base salary by approximately 3%, from $1,030,000 to $1,061,000 in line with the average inflationary increase generally given to other salaried employees of the Company in the United States, while continuing to emphasize performance-based compensation pursuant to Mr. Norwitt's incentive plan target percentage which remains at 110% for 2016. His actual potential 2016 Management Incentive Plan payment could therefore range from 0% to 220% of his base salary in 2016 based on 2016 results.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Norwitt is the product of his 2015 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier. In 2015, the Company achieved revenue growth in local currencies of 8% and adjusted diluted EPS growth of 8%.

        Based on calculations made using the ranges provided above, the quantitative portion of Mr. Norwitt's incentive plan multiplier in 2015 was calculated to be 90%. His incentive plan payment pursuant to the 2015 Management Incentive Plan was $1,019,700, representing a product of his 2015 base salary of $1,030,000 multiplied by his incentive plan target percentage of 110%, multiplied by his incentive plan multiplier of 90%. This was approximately 99% of his 2015 base salary as compared to a maximum possible payout under the 2015 Management Incentive Plan of 220% of his 2015 base salary.

        In May 2015, Mr. Norwitt was awarded 600,000 options pursuant to the 2009 Option Plan with an exercise price of $57.97. The option award reflects the Board's confidence in his leadership. The award is also designed to further align Mr. Norwitt's interest with the Company's stockholders to generate long-term stockholder value.

        In 2015, Mr. Norwitt was provided with car and driver services. These services allow him to work more efficiently and facilitate his ability to communicate with the Company's global organization. The Company incurred expenses associated with this car and driver were $20,981. The imputed value of compensation for group term life insurance provided to Mr. Norwitt in 2015 in excess of $50,000, net of employee payments, was $3,510. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his group term life insurance in 2016.

        Mr. Norwitt continues to participate in the pension plan, but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. Notwithstanding that Mr. Norwitt's pension plan benefits have been frozen, there was a change in his pension value because of changes in actuarial assumptions in 2015 as compared to 2014. In 2015, Mr. Norwitt received a 401(k) match of $13,250 and the Company made notational contributions to a non-qualified supplemental defined contribution plan (the "DC SERP") on behalf of Mr. Norwitt in 2015 of $115,250. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2016.

        Other Named Executive Officer's Compensation.     For each of the other named executive officers, in determining incentive plan payments and stock option awards for 2015, and base salary and incentive plan multiplier adjustments for 2016, the Committee considered each executive's performance against goals and objectives. In the case of Ms. Reardon and Mr. Lampo, the Committee evaluated the overall performance of the Company and their contributions to that performance. In the case of Messrs. Raley, Walter and Yang, the Committee evaluated their contributions to the performance and results of the operating unit, i.e. the group, over which each serves as Group General Manager.

        Ms. Reardon.     Through July 2015, Ms. Reardon was the Company's principal financial officer, serving as Chief Financial Officer. In July 2015, Ms. Reardon transitioned to a Senior Advisor role. In connection with this transition, her annual salary was reduced from $670,000 to $335,000. In 2016, her annual base salary as Senior Advisor continues at $335,000.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Ms. Reardon is the product of her 2015 base compensation as Chief Financial Officer (but not for her time spent as Senior Advisor), multiplied by her incentive plan target percentage and her incentive plan multiplier. In 2015, the Company achieved revenue growth in local currencies of 8% and adjusted diluted EPS growth of 8%.

        Based on calculations made using the ranges provided above, the quantitative portion of Ms. Reardon's incentive plan multiplier in 2015 was calculated to be 90%. Her incentive plan payment pursuant to the 2015 Management Incentive Plan was $263,813, representing a product of her 2015 base salary of $390,833 received for her services as Chief Financial Officer, multiplied by her incentive plan target percentage of 75%, multiplied by her incentive plan multiplier of 90%. This was 68% of her 2015 base salary as Chief Financial Officer, as compared to a maximum possible payout under the 2015 Management Incentive Plan of 150% of her 2015 base salary as Chief Financial Officer. No 2015 Management Incentive Plan payment was calculated or paid relating to her tenure as Senior Advisor.

        Ms. Reardon does not participate in the 2016 Management Incentive Plan in her role as Senior Advisor.

        Ms. Reardon was not awarded options pursuant to the 2009 Option Plan in 2015.

        The imputed value of compensation for group term life insurance provided to Ms. Reardon in 2015 in excess of $50,000, net of employee payments was $5,351. In 2016, the Company continues to contribute to Ms. Reardon's group term life insurance. Ms. Reardon continues to participate in the pension plan, but her benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2015, Ms. Reardon received a 401(k) match of $13,250 and the Company made notational contributions to the DC SERP on behalf of Ms. Reardon in 2015 of $47,396. She also continues to participate in the 401(k) plan and the DC SERP in 2016.

        Ms. Reardon meets the age and service requirements for early retirement under the LPL Plan Section of the Company's pension plan. If Ms. Reardon were to have elected early retirement as of December 31, 2015, she could have elected to receive her accrued benefit starting at age 65 or a reduced benefit commencing as of her retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at her normal retirement date ($5,365 per month payable from the Plan and $5,104 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Ms. Reardon's hypothetical early retirement date precedes her normal retirement date (i.e. 113 months). Using this formula, Ms. Reardon's early retirement benefit if she had elected early retirement as of December 31, 2015 would have been $2,966 per month payable from the Plan and $2,821 per month payable from the SERP.

         Mr. Lampo.     Mr. Lampo was appointed as Chief Financial Officer effective July 2015, assuming the role of the Company's principal financial officer. His base salary was adjusted from $285,000 to $400,000 and his incentive plan target percentage was adjusted from 35% to 45% in connection with his appointment as Chief Financial Officer. His total base salary paid in 2015 was $342,500. In January 2016, his annual base salary was increased to $450,000 to reflect his increasing responsibilities.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Lampo is the product of his 2015 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier. In 2015, the Company achieved revenue growth in local currencies of 8% and adjusted diluted EPS growth of 8%.

        Based on calculations made using the ranges above, the quantitative portion of Mr. Lampo's incentive plan multiplier in 2015 was calculated to be 90%. His blended incentive plan target percentage was approximately 41%. His incentive plan payment pursuant to the 2015 Management Incentive Plan was $125,888, representing a product of his 2015 aggregate base salary of $342,500 multiplied by his blended incentive plan target percentage of approximately 41%, multiplied by his incentive plan multiplier of 90%. This was approximately 37% of his base salary as compared to a maximum possible payout under the 2015 Management Incentive Plan of approximately 82% of his base salary.

        Mr. Lampo's incentive plan target percentage pursuant to the 2016 Management Incentive Plan has been increased to 50% of his base annual salary in 2016. His actual potential 2016 Management Incentive Plan payment could therefore range from 0% to 100% of his base annual salary in 2016 based on 2016 results.

        In May 2015, Mr. Lampo was awarded 150,000 options pursuant to the 2009 Option Plan with an exercise price of $57.97.

        The imputed value of compensation for group term life insurance provided to Mr. Lampo in 2015 in excess of $50,000, net of employee payments was $1,140. In 2016, the Company continues to contribute to Mr. Lampo's group term life insurance. Mr. Lampo continues to participate in the pension plan, but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2015, Mr. Lampo received a 401(k) match of $13,250 and the Company made notational contributions to the DC SERP on behalf of Mr. Lampo in 2015 of $10,368. He also continues to participate in the 401(k) plan and the DC SERP in 2016.

        Di Yang.     Di Yang was employed by a China-based subsidiary of the Company until he stepped down from his role as an executive officer of Amphenol as of December 31, 2015. Mr. Yang was compensated in Chinese renminbi and Canadian dollars. For purposes of this proxy, compensation amounts paid or calculated have been converted to US dollars.*

        He continues to be employed by Amphenol as an advisor. In connection with this transition, in January 2016, his annual salary was reduced to $195,958. His base salary in 2015 was $401,078.

        (*) Unless otherwise noted, payments or calculations made to Mr. Yang for any given month are converted using an average rate for the month derived by taking the end market rate for each of the trading business days in the month from the currencies section of the www.WSJ.com website and calculating an average rate. The monthly rates used for converting Chinese renminbi to US dollars from January 2015 to February 2016 were 0.1608, 0.1599, 0.1603, 0.1614, 0.1612, 0.1611, 0.1611, 0.1578, 0.1570, 0.1575, 0.1570, 0.1550, 0.1522 and 0.1527, respectively. The monthly rates for converting Canadian dollars to US dollars from January 2015 to February 2016 were 0.8251, 0.7999, 0.7929, 0.8107, 0.8208, 0.8093, 0.7784, 0.7608, 0.7535, 0.7651, 0.7532, 0.7293, 0.7038, and 0.7252, respectively.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Yang is the product of his 2015 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 200%. His incentive plan payment pursuant to the 2015 Management Incentive Plan was $471,843, representing the product of his base salary of $401,078, multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 200%. This was intended to be 120% of his 2015 base salary, the maximum possible payout to him under the 2015 Management Incentive Plan of 200% of his 2015 base salary, however because of foreign exchange fluctuations, his actual payout represented approximately 118% of his 2015 base salary.

        Mr. Yang is not participating in the 2016 Management Incentive Plan.

        In May 2015, Mr. Yang was awarded 140,000 options pursuant to the 2009 Option Plan with an exercise price of $57.97.

        In 2015, Mr. Yang participated in the social welfare programs available to all employees of the China-based subsidiary of the Company which serves as his employer. In addition, this subsidiary made a special social welfare contribution of $4,791 on Mr. Yang's behalf in 2015. He also received a China housing allowance of $10,028 and China transportation allowance of $11,461.

        Mr. Yang is not provided group term life insurance. He does not participate in a pension program, a 401(k) plan or the DC SERP.

        Mr. Walter.     In January 2016, Mr. Walter's annual base salary was increased by approximately 16%, from $480,828 to $560,000 as he assumed responsibity for an expanded operating group.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Walter is the product of his 2015 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 118%. His incentive plan payment pursuant to the 2015 Management Incentive Plan was $340,167, representing the product of his 2015 base salary of $480,828 multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 118%, subject to certain foreign exchange currency adjustments and qualitative adjustments. This was approximately 71% of his 2015 base salary, as compared to a maximum possible payout under the 2015 Management Incentive Plan of 120% of his 2015 base salary.

        Mr. Walter's incentive plan target percentage pursuant to the 2016 Management Incentive Plan was increased from 60% to 65% of his base annual salary in 2016 as he assumed responsibility for an expanded operating group. His actual potential 2016 Management Incentive Plan payment could therefore range from 0% to 130% of his base annual salary in 2016 based on 2016 results. This variable, at-risk compensation is designed to further incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Walter's operating unit.

        In May 2015, Mr. Walter was awarded 140,000 options pursuant to the 2009 Option Plan with an exercise price of $57.97.

        The imputed value of compensation for group term life insurance provided to Mr. Walter in 2015 in excess of $50,000, net of employee benefits was $4,432. In 2016, the Company continues to contribute to Mr. Walter's group term life insurance. Mr. Walter continues to participate in the pension plan but his benefits under such plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2015, Mr. Walter received a 401(k) match of $13,250 and the Company made notational contributions to the DC SERP on behalf of Mr. Walter in 2015 of $35,960. Mr. Walter continues to participate in the 401(k) plan and the DC SERP in 2016.

        Mr. Walter meets the age and service requirements for early retirement under the LPL Plan Section of the Company's pension plan. If Mr. Walter were to have elected early retirement as of December 31, 2015, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($2,449 per month payable from the Plan and $2,788 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Walter's hypothetical early retirement date precedes his normal retirement date (i.e. 89 months). Using this formula, Mr. Walter's early retirement benefit if he had elected early retirement as of December 31, 2015 would have been $1,435 per month payable from the Plan and $1,634 per month payable from the SERP.

        Mr. Raley.     In January 2016, Mr. Raley's annual base salary was increased by approximately 3% from $485,000 to $500,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Raley is the product of his 2015 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 95%. His incentive plan payment pursuant to the 2015 Management Incentive Plan was $276,450, representing the product of his 2015 base salary of $485,000 multiplied by his incentive plan target percentage of 60%, multiplied by his incentive plan multiplier of 95%. This was 57% of his 2015 base salary as compared to a maximum possible payout under the 2015 Management Incentive Plan of 120% of his 2015 base salary.

        Mr. Raley's incentive plan target percentage pursuant to the 2016 Management Incentive Plan remains at 60% of his base annual salary for 2016. His actual potential 2016 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2016 based on 2016 results. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Raley's operating unit.

        In May 2015, Mr. Raley was awarded 140,000 options pursuant to the 2009 Option Plan with an exercise price of $57.97.

        The imputed value of compensation for group term life insurance provided to Mr. Raley in 2015 in excess of $50,000, net of employee payments was $1,654. The Company continues to contribute to Mr. Raley's group term life insurance in 2016. Mr. Raley continues to participate in the pension plan but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2015, Mr. Raley received a 401(k) match of $13,250 and the Company made notational contributions to the DC SERP on behalf of Mr. Raley in 2015 of $28,663. He also continues to participate in the 401(k) plan and the DC SERP in 2016.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of four directors who are independent directors as defined under the NYSE Listing Standards and the Company's Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Compensation Committee Charter". The most current Compensation Committee Charter is also attached hereto as Annex B.

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2016 Proxy Statement.

Compensation Committee John R. Lord, Chairman Stanley L. Clark David P. Falck Andrew E. Lietz

Compensation Committee Interlocks and Insider Participation

        During 2015, Messrs. Clark, Falck, Lietz and Lord served on the Compensation Committee. None of Messrs. Clark, Falck, Lietz or Lord is or formerly was an employee or officer of the Company. Mr. Norwitt and Ms. Reardon are the only current officers or employees of the Company who served on the Board during 2015. Mr. Norwitt and Ms. Reardon do not serve on the board of directors of any other company (other than non-public subsidiaries of the Company).

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers for 2013, 2014 and 2015. When setting total compensation for each of the named executive officers, the Compensation Committee considers total current compensation, including equity and non-equity based compensation, for all executive officers of the Company, including the named executive officers.

        Messrs. Craig A. Lampo and Di Yang have not previously been named executive officers. In accordance with the rules of the SEC, only their compensation for 2015 is included herein. Mr. Lampo was appointed as Chief Financial Officer of the Company in July 2015. Mr. Yang is the former Senior Vice President of the Company and Group General Manager of the Mobile Consumer Products group of the Company employed by one of the Company's China subsidiaries. He stepped down from his officer role as of December 31, 2015, but continues as an employee advisor.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

R.A. Norwitt	2015	1,030,000	0	n/a	5,076,000	1,019,700	0	152,991	7,278,691
President & CEO	2014	1,000,000	0	n/a	5,172,000	1,540,000	27,500	117,815	7,857,315
	2013	965,000	0	n/a	4,874,800	868,500	0	122,387	6,830,687

D.G. Reardon	2015	530,416	0	n/a	0	263,813	0	65,997	860,226
Executive Vice President & CFO	2014	650,000	0	n/a	2,068,800	682,500	301,500	57,378	3,760,178
	2013	630,000	0	n/a	1,915,100	368,550	0	56,647	2,970,297

C.A. Lampo	2015	342,500	0	n/a	1,269,000	125,888	0	24,758	1,762,146
Senior Vice President & CFO

D. Yang	2015	401,078	0	n/a	1,184,400	471,843	n/a	26,280	2,083,601
Senior Vice President

L. Walter	2015	480,828	0	n/a	1,184,400	340,167	0	53,642	2,059,037
Senior Vice President	2014	513,845	0	n/a	1,206,800	560,365	137,400	32,763	2,451,173
	2013	495,133	0	n/a	1,131,650	150,656	0	31,265	1,808,704

Z. W. Raley	2015	485,000	0	n/a	1,184,400	276,450	0	43,567	1,989,417
Senior Vice President	2014	471,000	0	n/a	1,206,800	353,250	0	30,640	2,132,190
	2013	457,000	0	n/a	1,131,650	109,680	0	26,702	1,725,032

(1)
With respect to Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley, Walter and Yang, the amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in the fiscal years ended December 31, 2015, 2014 and 2013. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 5—Equity; Stock Options to the Company's 2015 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised.

(2)
The non-equity incentive plan compensation for 2015, 2014 and 2013 for Messrs. Norwitt, Lampo, Raley and Walter, was paid in January 2016, 2015 and 2014, respectively. The non-equity incentive plan compensation for 2015 for Mr. Yang was paid in February 2016. See Performance-Based Incentive Plans on page 27.

(3)
In 2006, the Company amended its Pension Plan for Employees of Amphenol Corporation (the "Pension Plan") by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan (the "DC SERP") for those same individuals. Beginning in 2007, Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter are no longer accruing any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, there was a decrease in pension values for Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter of $5,500, $34,100, $1,700, $13,700 and $13,000, respectively, because of changes in actuarial assumptions in 2015 as compared to 2014. The Company's discount rate reported in its most recent financial statements is used to calculate the value of retirement benefits. The discount rate is derived from a yield curve of high quality corporate bonds. From FYE 2014 to FYE 2015, interest rates on corporate bonds increased slightly. As a result, the discount rate for 2015 is higher than that used for 2014. A higher discount rate produces a lower value of future retirement benefits than does a lower discount rate. Moreover, each executive is one year closer to retirement age. Rather than report a negative number for 2015 (and 2013, another year in which there was also a negative change in value) in this column of the table for Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter, a change of $0 is reported. The decrease in pension value for each of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter represents the decrease in the actuarial present value of their respective benefits under the Pension Plan using the interest rate and mortality assumptions consistent with those used in Note 7—Benefit Plans and Other Postretirement Benefits to the financial statements included in the Company's 2015 Annual Report on Form 10-K. Employer contributions to the 401(k) Plan and DC SERP are included as compensation under the "All Other Compensation" column. Mr. Yang does not participate in the Pension Plan, the 401 (k) Plan or the DC SERP.

(4)
"All Other Compensation" consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in Excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	Transpor- tation Allowance ($)	Housing Allowance ($)	PRC Social Welfare Contribution ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)

R.A. Norwitt	2015	3,510	20,981	0	0	0	13,250	115,250	152,991
	2014	3,510	20,881	0	0	0	13,000	80,425	117,815
	2013	2,256	20,731	0	0	0	12,750	86,650	122,387

D.G. Reardon	2015	5,351	0	0	0	0	13,250	47,396	65,997
	2014	6,450	0	0	0	0	13,000	37,928	57,378
	2013	3,340	0	0	0	0	12,750	40,557	56,647

C.A. Lampo	2015	1,140	0	0	0	0	13,250	10,368	24,758

D. Yang	2015	0	0	11,461	10,028	4,791	0	0	26,280

L. Walter	2015	4,432	0	0	0	0	13,250	35,960	53,642
	2014	4,293	0	0	0	0	13,000	15,470	32,763
	2013	4,159	0	0	0	0	12,750	14,356	31,265

Z.W. Raley	2015	1,654	0	0	0	0	13,250	28,663	43,567
	2014	1,606	0	0	0	0	13,000	16,034	30,640
	2013	1,037	0	0	0	0	12,750	12,915	26,702

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct certain compensation paid to the principal executive officer and the three next most highly compensated executive officers (excluding the Chief Financial Officer) in excess of $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Company's 2014 Executive Incentive Plan is a performance-based compensation plan and is designed and is intended to qualify for such performance-based deductibility exception.

        The Board intends, to the extent practicable, to preserve deductibility of compensation paid to the Company's named executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. The Board does not believe, however, that it would be in the best interests of the Company or its stockholders to restrict the Compensation Committee's discretion and flexibility to design compensation plans and arrangements that may result in non- deductible compensation expenses.

Employment Agreements

        In conjunction with accepting each stock option award, all option award recipients, including each of the named executive officers, becomes party to a management stockholder's agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company's discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated, the Company is obligated to pay him lump sum severance equal to 100% of the base compensation he received in the twelve-month period preceding his termination, provided that no severance payment will be made to Mr. Walter if he voluntarily terminates his employment or if he is terminated for cause.

        Except as set forth above, Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley, Walter and Yang are not parties to any employment agreements with the Company.

Stock Option Plans

        The employee stock option plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. While options remain outstanding under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, as amended, (the "2000 Option Plan"), the only plan pursuant to which employees currently may be granted stock options is The 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, as amended (the "2009 Option Plan"). The 2009 Option Plan was approved by stockholders at the 2009 Annual Meeting and its amendment was approved by stockholders at the 2014 Annual Meeting. The terms of the 2009 Option Plan and the terms of the 2000 Option Plan are substantially identical. See Stock Option Plans on page 30. These plans provide that only non-qualified options as defined in Section 422 of the Internal Revenue Code and purchase stock as defined in the option plans may be granted. No options can be granted at less than the fair market value of the Company's Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options and purchase stock under the option plans, and stockholder approval is required for any material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.

        A total of 6,244,200 options were granted under the 2009 Option Plan in May 2015 at an exercise price of $57.97 to 534 employees of the Company including the named executive officers. An aggregate of 246,000 options at exercise prices ranging from $51.51 to $57.93 were also granted under the 2009 Option Plan at other times in 2015 to other employees.

        Of the 58,000,000 shares of Common Stock reserved for issuance pursuant to the 2009 Option Plan, 18,714,960 shares are available for future option grants as of April 1, 2016. The 2009 Option Plan limits the number of options that may be granted to any one participant to not more than 6,000,000 options. On April 1, 2016 the market value per share of Common Stock was $58.48 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape.) The exercise prices of the 30,217,430 options outstanding as of April 1, 2016 under the 2009 Option Plan range from $16.01 to $57.97. The exercise prices of the 624,565 options outstanding as of April 1, 2016 under the 2000 Option Plan range from $13.40 to $22.98.

Repricing of Options/Granting of SARs

        During the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company's 2000 Option Plan and the 2009 Option Plan do not provide for the granting of SARs or any other stock-based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2015

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #

R.A. Norwitt	1/29/15	0	1,133,000	2,266,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	600,000	57.97	5,076,000

D.G. Reardon	1/29/15	0	502,500	1,005,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

C.A. Lampo	1/29/15	0	99,750	199,500	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	150,000	57.97	1,269,000
	7/01/15	0	40,125	80,250	n/a	n/a	n/a	n/a	n/a	n/a	n/a

D. Yang	1/29/15	0	251,681	503,362	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	140,000	57.97	1,184,400

L. Walter	1/29/15	0	288,497	576,994	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	140,000	57.97	1,184,400

Z.W. Raley	1/29/15	0	291,000	582,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/21/15	n/a	n/a	n/a	n/a	n/a	n/a	n/a	140,000	57.97	1,184,400

(1)
The amounts in the columns under the title Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the possible payouts under the Company's 2015 Management Incentive Plan. The 2015 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company's Board of Directors in January of 2015 and terminated December 31, 2015. This plan is described in more detail in Performance-Based Incentive Plans on page 27. In connection with his impending appointment as CFO, Mr. Lampo's target and maximum payouts were raised on July 1, 2015. The non-equity incentive plan compensation for 2015 for all plan participants including the named executive officers was paid in January 2016. Amounts actually paid to the named executive officers are indicated in the Summary Compensation Table on page 38.

(2)
The amounts in the column titled Full Grant Date Fair Value reflect the full grant date fair value of the option awards granted on May 21, 2015 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 5—Equity; Stock Options to the Company's 2015 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column for the 2015 option grants do not correspond to the actual value that may be recognized by the named executive officers when these options are actually exercised.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

Name	Option Awards(1)							Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

R.A. Norwitt	200,000		0		n/a	22.9800	May 21, 2018	n/a	n/a	n/a	n/a
	960,000	(3)	0		n/a	16.0100	May 20, 2019	n/a	n/a	n/a	n/a
	620,000		0		n/a	21.5000	May 26, 2020	n/a	n/a	n/a	n/a
	472,000		118,000	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	396,000		264,000	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	224,000		336,000	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	120,000		480,000	(7)	n/a	47.7200	May 21, 2024	n/a	n/a	n/a	n/a
	0		600,000	(8)	n/a	57.9700	May 20, 2025	n/a	n/a	n/a	n/a

D.G. Reardon	240,000		0		n/a	21.5000	May 26, 2020	n/a	n/a	n/a	n/a
	182,000		45,600	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	156,000		104,000	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	88,000		132,000	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	48,000		192,000	(7)	n/a	47.7200	May 20, 2024	n/a	n/a	n/a	n/a

C.A. Lampo	30,000		0		n/a	22.9800	May 21, 2018	n/a	n/a	n/a	n/a
	104,000		0		n/a	16.0100	May 20, 2019	n/a	n/a	n/a	n/a
	70,000		0		n/a	21.5000	May 26, 2020	n/a	n/a	n/a	n/a
	52,800		13,200	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	45,600		30,400	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	26,400		39,600	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	14,400		57,600	(7)	n/a	47.7200	May 21, 2024	n/a	n/a	n/a	n/a
	0		150,000	(8)	n/a	57.9700	May 20, 2025	n/a	n/a	n/a	n/a

D. Yang	7,200		0		n/a	21.5000	May 26, 2020	n/a	n/a	n/a	n/a
	14,000		0		n/a	26.7100	January 2, 2021	n/a	n/a	n/a	n/a
	8,000		8,000	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	26,000		52,000	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	52,000		78,000	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	28,000		112,000	(7)	n/a	47.7200	May 21, 2024	n/a	n/a	n/a	n/a
	0		140,000	(8)	n/a	57.9700	May 20, 2025	n/a	n/a	n/a	n/a

L. Walter	0		27,200	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	61,200		60,800	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	52,000		78,000	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	28,000		112,000	(7)	n/a	47.7200	May 21, 2024	n/a	n/a	n/a	n/a
	0		140,000	(8)	n/a	57.9700	May 20, 2025	n/a	n/a	n/a	n/a

Z.W. Raley	144,000		0		n/a	21.5000	May 26, 2020	n/a	n/a	n/a	n/a
	108,800		27,200	(4)	n/a	26.7400	May 25, 2021	n/a	n/a	n/a	n/a
	91,200		60,800	(5)	n/a	26.6300	May 23, 2022	n/a	n/a	n/a	n/a
	52,000		78,000	(6)	n/a	39.0000	May 22, 2023	n/a	n/a	n/a	n/a
	28,000		112,000	(7)	n/a	47.7200	May 21, 2024	n/a	n/a	n/a	n/a
	0		140,000	(8)	n/a	57.9700	May 20, 2025	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions. Vesting of all unvested options would be accelerated upon death or disability of the option awardee. The Compensation Committee of the Board of Directors has the discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops immediately and all such unvested options are automatically forfeited upon termination of active employment under most other termination situations.

(2)
No stock awards are contemplated or provided for under the Company's stock option plans or any other employee plan administered by the Company.

(3)
Of these 960,000 options granted in 2009, 290,000 options are held by the Norwitt Family Trust.

(4)
Of this unvested portion of stock options, 100% is scheduled to vest on May 26, 2016.

(5)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 24, 2016 and May 24, 2017.

(6)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 23, 2016, May 23, 2017 and May 23, 2018.

(7)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 22, 2016, May 22, 2017, May 22, 2018 and May 22, 2019.

(8)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 21, 2016, May 21, 2017, May 21, 2018, May 21, 2019 and May 21, 2020.

OPTION EXERCISES AND STOCK VESTED FOR THE 2015 FISCAL YEAR

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R.A. Norwitt	200,000	6,635,040	n/a	n/a
D.G. Reardon	0	0	n/a	n/a
C.A. Lampo	22,000	689,711	n/a	n/a
D. Yang	164,400	4,826,793	n/a	n/a
L. Walter	225,200	6,832,781	n/a	n/a
Z.W. Raley	0	0	n/a	n/a

(1)
No stock awards are contemplated or provided for under the Company's employee stock option plans or any other employee plan administered by the Company.

PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.     Through December 31, 2006, the only retirement benefit funded by the Company was its pension plans. Prior to 1998, the Company and its U.S. subsidiaries maintained eight separate defined benefit pension plans covering substantially all employees of Amphenol Corporation and its U.S. subsidiaries. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. Mr. Yang does not participate in the Plan. The other named executive officers participate in and their pension benefits are calculated under the Amphenol Salaried Plan Section or the LPL Plan Section of the Plan. Non-employee directors do not participate in the Plan, although Messrs. Loeffler and Jepsen participated in the Plan during their prior employment with the Company.

        In 2006, the Company amended the Plan by freezing accruals effective December 31, 2006 for certain personnel (referred to herein as the "non-grandfathered participants"). Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for these non-grandfathered participants. Prior to 2007, the Company did not make any contributions to the Amphenol 401(k) Plan and the Company did not have a related non-qualified supplemental defined contribution plan.

        Non-grandfathered participants are salaried employees of Amphenol Corporation or one of its U.S. subsidiaries participating in the Plan who are not "grandfathered participants". "Grandfathered participants" are all salaried personnel of Amphenol Corporation or its U.S. subsidiaries participating in the Plan who as of December 31, 2006 were either: (i) age 50 or older with 15 or more years of service or (ii) who had 25 or more years of service. None of the five named executive officers is a grandfathered participant. Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter are non-grandfathered participants.

        A grandfathered participant will continue to accrue incremental benefits under the Plan and the related SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions. Additional benefit accruals for non-grandfathered participants in the Plan ceased effective January 1, 2007. The Plan freeze for non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter, does not affect any retirement benefit earned by such non-grandfathered participants under the Plan prior to January 1, 2007.

        The Company has a policy that prohibits granting extra years of credited service under the Plan.

        General Provisions of the Plan for Salaried Employees.     The Plan provides for annual pensions to certain salaried employees who complete five years of service with the Company. The normal retirement date under the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of either five or ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants).

        Details About the Amphenol Salaried Plan Section.     The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Salaried Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Amphenol Salaried Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, excluding bonuses and incentive plan payments, during any five consecutive years of service with the Company or its participating divisions or affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Amphenol Salaried Plan Section of the Plan is equal to the greater of: (i) 1.1% of the participant's final average pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. In 2015, Mr. Norwitt was the only named executive officer in the Amphenol Salaried Plan Section of the Plan, although Mr. Norwitt's benefit was frozen as of December 31, 2006.

        Details About the LPL Plan Section.     Prior to January 1, 2000, participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000, no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the LPL Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any five consecutive years of service with the Company and its participating divisions or affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section of the Plan is equal to 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. In 2015, Ms. Reardon and Messrs. Lampo, Raley and Walter were the only named executive officers in the LPL Plan Section of the Plan, although each of their benefits was frozen as of December 31, 2006.

        Ms. Reardon's Retirement Benefit Assuming She Elects Early Retirement.     Ms. Reardon meets the age and service requirements for early retirement under the LPL Plan Section of the Plan. If Ms. Reardon were to have elected early retirement as of December 31, 2015, she could have elected to receive her accrued benefit starting at age 65 or a reduced benefit commencing as of her retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at her normal retirement date

($5,365 per month payable from the Plan and $5,104 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Ms. Reardon's hypothetical early retirement date precedes her normal retirement date (i.e. 101 months). Using this formula, Ms. Reardon's early retirement benefit if she had elected early retirement as of December 31, 2015 would have been $2,966 per month payable from the Plan and $2,821 per month payable from the SERP.

        Mr. Walter's Retirement Benefit Assuming He Elects Early Retirement.     Mr. Walter meets the age and service requirements for early retirement under the LPL Plan Section of the Plan. If Mr. Walter were to have elected early retirement as of December 31, 2015, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($2,449 per month payable from the Plan and $2,788 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Walter's hypothetical early retirement date precedes his normal retirement date (i.e. 89 months). Using this formula, Mr. Walter's early retirement benefit if he had elected early retirement as of December 31, 2015 would have been $1,435 per month payable from the Plan and $1,634 per month payable from the SERP.

        Supplemental Employee Retirement Plan.     Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $210,000, both in 2015 and 2016. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $265,000 in both 2015 and 2016. These limitations continue to be subject to future adjustment. The Company sponsors a SERP which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to 3.33 times the Section 401(a)(17) limitation beginning with 2007 pensionable compensation ($500,000 for years before 2007).

Pension Benefits for the 2015 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

R.A. Norwitt(3)	Pension Plan for Employees of Amphenol Corporation—Amphenol Salaried Plan Section	3.0	65,000	0

	Amphenol Corporation Supplemental Employee Retirement Plan	3.0	22,000	0

D.G. Reardon	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	17.5	656,000	0

	Amphenol Corporation Supplemental Employee Retirement Plan	17.5	633,200	0

C. A. Lampo	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	1.0	25,900	0

	Amphenol Corporation Supplemental Employee Retirement Plan	1.0	0	0

L. Walter(4)	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	8.0	293,900	0

	Amphenol Corporation Supplemental Employee Retirement Plan	8.0	339,000	0

Z. Raley	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	7.0	170,700	0

	Amphenol Corporation Supplemental Employee Retirement Plan	7.0	56,400	0

D. Yang(5)	n/a	n/a	n/a	n/a

(1)
Computed as of December 31, 2015 the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2015 financial statements. Credited service was frozen as of December 31, 2006 for Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter.

(2)
Computed as of December 31, 2015, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2015 financial statements. Calculation of present value reflects FASB ASC Topic 715, "Compensation Retirement Benefits", expense assumptions described in Note 7—Benefit Plans and Other Postretirement Benefits to the Company's 2015 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for eight years as of December 31, 2006 when his credited service was frozen, he has only 3.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Although Mr. Walter had been employed with the Company or its subsidiaries for approximately 23 years when his credited service was frozen, he has only 8.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Walter was employed by Amphenol Socapex SAS, a French subsidiary of the Company.

(5)
Mr. Yang is not a participant in a Company pension plan.

        Pension Plan and 401(k) Plan.     Prior to December 31, 2006, none of the named executive officers participated in a non-qualified defined contribution or other deferred compensation plan pursuant to which the Company made contributions.

        Prior to December 31, 2006, all salaried personnel of Amphenol Corporation and its subsidiaries which participated in the Plan, including Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter, had a retirement income program consisting of: (i) eligibility to participate in the Plan and (ii) the Company's qualified 401(k) savings plan, for which the Company did not make any contributions (the "Amphenol 401(k) Plan"). Mr. Yang is not a participant in any 401(k) plan.

        In 2006, the Company amended this retirement income program by freezing accruals under the Plan effective December 31, 2006 for non-grandfathered participants and simultaneously implementing employer contributions to the Amphenol 401(k) Plan for non-grandfathered participants. Grandfathered participants continue to accrue incremental benefits under the Plan and to be eligible to participate in the Amphenol 401(k) plan with no employer contributions to the Amphenol 401(k) Plan.

        As part of these changes to the retirement income program, commencing January 1, 2007, non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter, and most employees who were not participants in the Pension Plan as of December 31, 2006, are provided a Company contribution to their Amphenol 401(k) Plan accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 100% of the non-grandfathered employee's first 3% contribution of their covered earnings to his or her Amphenol 401(k) Plan account, including the accounts of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter.

        Pursuant to both the Amphenol 401(k) Plan and the Amphenol (TCS) 401(k) Plan, during the first four years of a participant's employment with the Company, the employer allocation vests 25% per year for each year of service. After four full years of employment with the Company, the employer allocation is fully vested historically and on a going forward basis. Each of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley, and Walter are fully vested in all employer allocations.

        The Company also sponsors a non-qualified supplemental defined contribution plan, or DC SERP, effective January 1, 2007 for selected participants in the Amphenol 401(k) Plan. Under this DC SERP, non-grandfathered participants in the Amphenol 401(k) Plan, including Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter are credited with a 5% employer allocation on compensation in excess of the Internal Revenue Code Section 401(a)(17) limit, subject to a vesting schedule that requires the participant to complete five full years of service with the Company before the employee is entitled to the account balance which begins accumulating when employment commences. Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter are also permitted to defer up to 5% of his or her estimated compensation in excess of the Internal Revenue Code Section 401(a)(17) limit to a DC SERP account. A participant's election to defer compensation is made prior to the beginning of each year, and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (which could include retirement, death or disability) or upon a specified future date while still employed (an "in-service distribution"), as elected by the participant. Each years' deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment or (ii) a series of annual cash installments payable over a designated term between two and fifteen years. In-service distributions may be elected by the participant as a single lump sum cash payment or in annual cash payments over a term between two and fifteen years, in either case beginning not earlier than January of the year following the calendar year of the deferral. However, when no election regarding the timing and form of distribution is made, the distribution will be, upon separation from employment and in a lump sum. When the executive is a "key employee" for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. The named executive officers would be key employees for this purpose. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company's unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options. Participants can change hypothetical investment options at their discretion, except that so-called "round-trip" transactions (i.e., trading from one fund to another, and then back to the original fund within 30-days) are not permitted. Eligible compensation permitted to be deferred under the DC SERP program includes base salary and non-equity incentive plan compensation.

Nonqualified Deferred Compensation for the 2015 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(4)

R.A. Norwitt	113,000	115,250	(74,514)	0	1,295,080
D.G. Reardon	37,677	47,396	(74,748)	0	826,919
C.A. Lampo	5,279	10,368	(2,740)	0	71,433
D. Yang	n/a	n/a	n/a	n/a	n/a
L. Walter	0	35,960	(2,151)	(5,735)	70,998
Z. Raley	15,784	28,663	(26,682)	0	352,946

(1)
The amounts in the column titled "Registrant Contributions in Last Fiscal Year" reflect the Company's allocation to the DC SERP for the benefit of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter, respectively, and are included in the amounts in the table "All Other Compensation" under footnote (4) on page 39 and in the Summary Compensation Table on page 38. Mr. Yang has not participated in any nonqualified deferred compensation programs during his tenure at the Company.

(2)
The amounts in the column titled "Aggregate Earnings in Last Fiscal Year" reflect the notational earnings of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Mr. Norwitt, Ms. Reardon and Messrs. Lampo, Raley and Walter for current year and prior year deferred and matching contributions. The notational earnings or losses in this column are not included in the Summary Compensation Table on page 38 because such notational earnings or losses relate to the increase or decrease in value of compensation the individual elected to defer and such increase or decrease is based on market rates that are determined by reference to mutual funds.

(3)
Mr. Walter had a pre-scheduled distribution on January 15, 2015.

(4)
The amounts in the column titled "Aggregate Balance at Last Fiscal Year-End" reflect the notational amounts in each named executive officer's DC SERP as of the last day of the 2015 fiscal year. The following table indicates the portion of the Aggregate Balance that was reported as compensation as a DC SERP Company contribution reflected in the "All Other Compensation" column in the Summary Compensation Table in the Company's prior year proxy statements since the DC SERP was initiated in January 2007 or would have been reported had the executive been a named executive officer in those years. Any prior distributions, including the distribution from the DC SERP made to Mr. Walter in 2015, have not been subtracted from the amounts below.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R.A. Norwitt	429,756
D.G. Reardon	264,696
C.A. Lampo	17,540
L. Walter	129,884
Z. Raley	111,332

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 51-53. The amounts shown assume that such termination was effective as of December 31, 2015, and thus include amounts earned through such time and are estimates of the amounts which could have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive's separation from the Company.

        Payments Made Upon Termination.     Regardless of the manner in which a named executive officer's employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Retirement.     The Board has the discretion to decide if options awarded will continue to vest following normal retirement at age 65 with at least five years of employment with the Company or upon early retirement at or after age 55 with more than 10 years of employment with the Company. None of the named executive officers is currently eligible for normal retirement. Ms. Reardon and Mr. Walter are eligible for early retirement with more than 10 years of employment with the Company. The disclosure in the tables on pages 51-53 for normal retirement and for early retirement assumes that the named executive officers were eligible to retire and that the Board has exercised its discretion to continue vesting of all unvested options.

        Payments Made Upon Involuntary Not for Cause Termination.     In the event of involuntary not for cause termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, the Board has the discretion to decide if options awarded that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination assumes that the Board has exercised its discretion to continue vesting of all such options.

        Payments Made Upon a Change in Control.     Immediately prior to a change in control, all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable at the discretion of the Board. A change in control is deemed to occur if there is a sale of all or substantially all of the assets of the Company or there is an acquisition of more than 80% of the Common Stock of the Company by a person or group. The disclosure in the tables below relating to Involuntary for Good Reason Termination (Change-in-control) assumes that the Board has exercised its discretion to cause all shares to vest.

        Payments Made Upon Death or Disability.     In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, he or she will receive benefits and/or payments under the Company funded disability plan and/or group term life insurance plan, as appropriate. In the event of death or disability as defined in the Company's Option Plans, assuming the minimum service requirements have been satisfied, he or she will also immediately vest in all outstanding options. The disclosure in the tables below appropriately reflects that the minimum service requirements for all named executive officers have been satisfied.

        Health Care Benefits.     The Company does not currently offer any employee, including any named executive officers, any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	1,019,700	1,019,700	1,019,700	1,019,700	0	1,019,700	1,019,700	1,019,700
Pay for covenant not to compete(2)	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	1,030,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	515,000	0
Vesting of stock options(4)	0	16,376,300	16,376,300	16,376,300	0	16,376,300	16,376,300	16,376,300

(1)
This is the amount actually paid to Mr. Norwitt in January 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt's annual base salary at December 31, 2015 was $1,030,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $515,000 is based on Mr. Norwitt's annual base salary at December 31, 2015 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

Diana G. Reardon Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	263,813	263,813	263,813	263,813	0	263,813	263,813	263,813
Pay for covenant not to compete(2)	335,000	335,000	335,000	335,000	335,000	335,000	335,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	167,500	0
Vesting of stock options(4)	0	6,437,024	6,437,024	6,437,024	0	6,437,024	6,437,024	6,437,024

(1)
This is the amount actually paid to Ms. Reardon in January 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Ms. Reardon's annual base salary at December 31, 2015 was $335,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $167,500 is based on Ms. Reardon's 2015 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

Craig A. Lampo Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	125,888	125,888	125,888	125,888	0	125,888	125,888	125,888
Pay for covenant not to compete(2)	450,000	450,000	450,000	450,000	450,000	450,000	450,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	225,000	0
Vesting of stock options(4)	0	1,898,392	1,898,392	1,898,392	0	1,898,392	1,898,392	1,898,392

(1)
This is the amount actually paid to Mr. Lampo in January 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Lampo's annual base salary at December 31, 2015 was $450,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $225,000 is based on Mr. Lampo's 2015 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

Di Yang Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	471,843	471,843	471,843	471,843	0	471,843	471,843	471,843
Pay for covenant not to compete(2)	399,125	399,125	399,125	399,125	399,125	399,125	399,125	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Vesting of stock options(3)	0	3,072,180	3,072,180	3,072,180	0	3,072,180	3,072,180	3,072,180

(1)
This is the amount actually paid to Mr. Yang in February 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Yang's annual base salary at December 31, 2015 was $399,125 (based on December 2015 exchange rates). Payments are made in the form of salary continuation.

(3)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

Luc Walter Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment(1)	0	0	0	480,828	0	480,828	0	0
Incentive plan compensation(2)	340,167	340,167	340,167	340,167	0	340,167	340,167	340,167
Pay for covenant not to compete(3)	480,828	480,828	480,828	480,828	480,828	480,828	480,828	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(4)	0	0	0	0	0	0	240,414	0
Vesting of stock options(5)	0	3,786,868	3,786,868	3,786,868	0	3,786,868	3,786,868	3,786,868

(1)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, Mr. Walter would be entitled to a lump sum severance payment equal to base compensation paid in the last twelve months.

(2)
This is the amount actually paid to Mr. Walter in January 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would have only been paid upon approval by the Compensation Committee.

(3)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Walter's annual base salary at December 31, 2015 was $480,828. Payments are made in the form of salary continuation.

(4)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $240,414 is based on Mr. Walter's December 31, 2015 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(5)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

Zachary W. Raley Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	276,450	276,450	276,450	276,450	0	276,450	276,450	276,450
Pay for covenant not to compete(2)	485,000	485,000	485,000	485,000	485,000	485,000	485,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	242,500	0
Vesting of stock options(4)	0	3,786,868	3,786,868	3,786,868	0	3,786,868	3,786,868	3,786,868

(1)
This is the amount actually paid to Mr. Raley in January 2016 pursuant to the 2015 Management Incentive Plan. Assuming a termination event as of December 31, 2015, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Raley's annual base salary at December 31, 2015 was $485,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $242,500 is based on Mr. Raley's December 31, 2015 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2015 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.23 on December 31, 2015.

PROPOSAL 3. ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2015 Annual Meeting:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis have been and continue to be effective in helping to achieve the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executive officers' long-term interests with those of the stockholders and motivating the executive officers to remain with the Company for long and productive careers.

        Stockholders are urged to read the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, as well as the 2015 Summary Compensation Table and related compensation tables and narrative, appearing on pages 38 through 53 which provide detailed information on the Company's compensation policies and practices and the compensation of the Company's named executive officers.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company's executive compensation program on an ongoing basis. The Board has adopted a policy of providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will occur at the Company's 2017 Annual Meeting of Stockholders.

        At the 2015 Annual Meeting of Stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 98% of the shares voted being cast in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 4. APPROVE AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE RESTRICTIONS ON REMOVAL OF DIRECTORS

        The stockholders of the Company are being asked to approve an amendment to the Company's Restated Certificate of Incorporation as described below. A copy of the Restated Certificate of Incorporation as proposed to be further amended and restated may be obtained by written request to the Company's Secretary at the address on the first page of this Proxy Statement.

        The Board has approved, and is recommending to the stockholders for approval, an amendment to Clause 7 of Article SIXTH of the Restated Certificate of Incorporation to provide that the Company's stockholders may remove any director from office, with or without cause. Currently, the Restated Certificate of Incorporation provides that stockholders may remove a director from office only for cause. The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth below.

        In December 2015, the Delaware Court of Chancery held that if a Delaware corporation has neither a classified board of directors nor cumulative voting in the election of directors (such as the Company at this time), provisions of such a corporation's certificate of incorporation and bylaws providing that directors may be removed "only for cause" are contrary to the General Corporation Law of the State of Delaware and are therefore invalid and unenforceable. The proposed amendment to the Restated Certificate of Incorporation is intended to conform the Restated Certificate of Incorporation to the requirement of Delaware law, as interpreted by this ruling.

        If the proposed amendment is approved, it will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. The Company intends to file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation, which restates and integrates the proposed amendment, but does not further amend the provisions of the Restated Certificate of Incorporation.

        Under Delaware law, an amendment of a certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote thereon. In this instance, the holders of Common Stock are entitled to vote on the amendment and the holders of a majority of such Common Stock must approve this amendment for its passage.

        The proposed Amended and Restated Certificate of Incorporation of the Company, if adopted by the required vote of stockholders, will become effective on or about May 26, 2016.

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

        Clause 7 of Article SIXTH of the Restated Certificate of Incorporation reads as follows before giving effect to the proposed amendment:

  "(7) Subject to the rights of the holders of any class or series of capital stock having preference over the Common Stock as to dividends or to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause."

        Pursuant to the proposed amendment, Clause 7 of Article SIXTH of the Restated Certificate of Incorporation would be deleted and replaced by the following:

  "(7) Subject to the rights of the holders of any class or series of capital stock having preference over the Common Stock as to dividends or to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO ELIMINATE RESTRICTIONS ON REMOVAL OF DIRECTORS

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company's current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or independent Directors, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company's Proxy Statement.

        A brother of Luc Walter, Senior Vice President and Group General Manager, Amphenol Military and Aerospace Operations, is employed at a foreign subsidiary of the Company. In 2015, Mr. Walter's brother received total compensation of less than $150,000, including salary, bonus/incentive plan compensation and stock options. This amount is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at the Company and its subsidiaries. This employment relationship was reviewed and ratified in accordance with the Company's policy.

        No other related party transactions were identified during or subsequent to 2015 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this Proxy Statement.

INVESTOR OUTREACH

        Amphenol has continued to engage with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. Partly in response to this feedback, in March 2016, the Board adopted amendments to the Company's By-Laws that, among other things, implemented "proxy access," which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the Company's outstanding common stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees along with the Board's nominees in the Company's proxy statement. The qualifying stockholder or group of stockholders may nominate up to 20 percent of the Board, rounding down to the nearest whole number of Board seats (but no less than two) (the "Proxy Access By-Law").

        The Company has always strived to maintain high corporate governance standards. The Board understands that proxy access has emerged as an important governance issue for many of the Company's stockholders. Because of this, the Board considered various potential formulations of proxy access, and, based upon an assessment of the relative advantages and disadvantages to stockholders and the Company of the various proxy access formulations, the Board decided to implement proxy access in the form it believes is most meaningful and appropriate for the Company and its stockholders.

        The Board believes that the Proxy Access By-Law establishes a robust proxy access right. In addition to capturing what the Board considers to be best practice with regard to proxy access, the provisions of the Proxy Access By-Law are consistent with the majority of proxy access by-laws adopted by public companies in 2015.

        The adoption of the Proxy Access By-Law is consistent with the Board's prior actions to ensure that the Company adheres to high corporate governance standards, which have included lowering the threshold to call special meetings of stockholders from 50% to 25%; declassifying the Board and providing for the annual election of directors; allowing stockholders to act by written consent; and eliminating supermajority voting requirements in the Company's Articles of Incorporation or By-Laws.

        The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs. The Chief Financial Officer reports to the Board on a quarterly basis all shareholder engagements occurring in the prior quarter.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2017 Proxy Statement, in accordance with Rule 14a-8 of the Exchange Act, must submit such proposal to the Company. Proposals must be sent so that they are received by the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492 no later than the close of business on December 21, 2016 and must satisfy the applicable rules of the SEC. Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        Stockholders of the Company are also entitled by the Company's By-Laws to bring business before the Annual Meeting, including matters not specified in the notice of meeting (other than proposals submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), by giving timely notice to the Secretary of the Company, at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. Timely notice can be effected by delivering notice that satisfies either of the following time frames. Notice must be delivered not less than 60 days nor more than 90 days prior to the annual meeting, i.e., for the 2016 Annual Meeting, notice should have been received by the Secretary of the Company no earlier than February 25, 2016 and no later than March 26, 2016. Alternatively, if less than 70 days' notice of the meeting has been given to stockholders, as is the case with the 2016 Annual Meeting, notice of the stockholder's proposal must be received by the Secretary of the Company no later than the tenth day following the mailing of the Proxy Statement. Accordingly, such a notice must be received by the Secretary of the Company by April 30, 2016, and must conform to the requirements of the Company's By-Laws, which stipulate that the proposal must include (i) a description of the business to be brought before the meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address of the stockholder together with the number of shares beneficially owned and (iv) a description of any material interest of the stockholder in such business.

        In addition, the Company's By-Laws provide a proxy access right permitting stockholders who have beneficially owned 3% or more of the Company's Common Stock continuously for at least 3 years to submit director nominations via the Company's proxy materials for up to 20% of the directors then serving. Notice of proxy access director nominations for the 2017 Annual Meeting must be delivered to the Secretary of the Company at our principal executive offices no earlier than November 21, 2016 and no later than the close of business on December 21, 2016. Proposals should be addressed to the Secretary of the Company, at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. In addition, the notice must set forth the information required by the Company's By-Laws with respect to each proxy access director nomination that a stockholder intends to present at the 2017 Annual Meeting.

 GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2016 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        All costs of the solicitation of proxies will be borne by the Company including the expense of preparing, printing, assembling and mailing this proxy soliciting material. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out of pocket expenses for forwarding proxy and solicitation materials to stockholders. The Company has engaged the firm of Georgeson LLC to assist in the distribution of this Notice of 2016 Annual Meeting and Proxy Statement and will pay Georgeson its out-of-pocket expenses for such services. Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2015 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. The Company's 2015 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Investors" and then "Financial Reports".

        In addition, printed copies of the Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492. The Principles, Code and Charters are also available from the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired principles, code or charter. The most current Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are attached hereto as Annex A, Annex B and Annex C, respectively.

        If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8606.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Vice President, Secretary and General Counsel

April 20, 2016

ANNEX A

AUDIT COMMITTEE CHARTER

I.     PURPOSE

        The Audit Committee shall provide assistance to the Board of Directors in its oversight of:

  (i)
  The quality and integrity of the Company's consolidated financial statements and its internal control over financial reporting;

  (ii)
  The Company's compliance with legal and regulatory requirements affecting financial reporting;

  (iii)
  The qualifications, independence and performance of the independent auditors;

  (iv)
  The audits of the Company and its subsidiaries; and

  (v)
  The performance of the Company's internal audit function.

II.    STRUCTURE AND OPERATIONS

Composition and Qualifications

        The Committee shall consist of a minimum of three members, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange. All members of the Committee shall have sufficient financial experience and ability to discharge their responsibilities, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

        No member of the Committee may serve simultaneously on the Audit Committee of more than two other public companies.

Compensation

        No member of the Committee shall receive compensation other than fees and regular benefits for service as a director of the Company, including reasonable compensation for serving on the Committee.

Appointment and Removal

        The members of the Committee shall be appointed by the Board and may be removed, with or without cause, by the Board at its discretion.

III.  MEETINGS

        The Committee shall meet with the independent auditors and senior management of the Company at least twice a year to review the scope of the annual audit, the audit plan and audit results and to review and discuss risk management and such other matters as the Committee, in consultation with senior management of the Company, deems to be necessary and appropriate. The Committee shall also meet with the independent auditors and senior management on a quarterly basis to review the Company's quarterly earnings press releases, including the press release reporting full year results, and financial statements related thereto. At each meeting the Committee shall meet privately with the independent auditors and separately in executive session. The Committee shall meet more frequently as circumstances dictate. Members of the Committee shall meet separately as necessary and appropriate with senior management, including employees responsible for the internal audit function, financial reporting, treasury, risk management, taxes and information technology and the independent auditors of the Company.

IV.    RESPONSIBILITIES AND DUTIES

        The Committee shall carry out its responsibilities and duties as delegated to it by the Board from time to time. The Committee shall perform its functions as required by applicable laws, rules and regulations including, without limitation, the Sarbanes-Oxley Act and the rules and regulations of the SEC, the New York Stock Exchange and the Public Company Accounting Oversight Board. In the performance of its duties, the Committee shall have the authority to retain and authorize payment of outside legal, accounting and/or other advisors.

Documents/Reports Review

  1.
  The Committee shall review with management and the independent auditors, reports on the evaluation of the Company's internal control over financial reporting and, prior to public dissemination, the Company's annual audited financial statements and unaudited quarterly financial statements to be included in the Company's Form 10-K and 10-Q filings and the related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall recommend to the Board whether the Company's annual audited financial statements should be included in the Company's Annual Report on Form 10-K.

  2.
  The Committee shall review with management and the independent auditors, prior to public dissemination, the Company's earnings press releases, including supporting financial information, and shall review any financial information and earnings guidance to be provided to analysts and rating agencies not previously included in earnings press releases or otherwise disclosed to the Committee or to the full Board of Directors of the Company. The Committee's review of earnings press releases shall specifically include, as necessary, review of the use of any "pro-forma" or "adjusted" non-GAAP information.

Independent Auditors

  1.
  The Committee shall select, engage, evaluate and replace, if deemed necessary, the independent auditors. The Committee shall approve all audit engagement fees and terms. The Committee shall also pre-approve all permissible tax and other non-audit services, including fees and terms for such services, provided in each case that such services are permissible under the rules of the PCAOB and the Audit Committee's Pre-Approval Policy.

  2.
  The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review, the Committee shall:

  a.
  Take into account the opinions of senior management and other personnel responsible for internal control over financial reporting and internal audit functions of the Company;

  b.
  Review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the internal quality control review or peer review of the independent auditor within the five preceding years, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years and any steps taken by the independent auditors to deal with any such issues; and (iii) all relationships between the independent auditors and the Company and any other relationships that may affect the auditors' independence;

  c.
  Ensure the rotation of the lead audit partner at least every five (5) years as well as the rotation of other partners as required.

  3.
  The Committee shall review and approve the proposed scope of the annual audit of the Company's financial statements, any material changes in the actual scope of the audit and the evaluation of the Company's internal controls for financial reporting.

  4.
  The Committee shall review and discuss with the Company's independent auditors any other matters, as required and appropriate, to sustain a constructive dialogue about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting.

Internal Audit Function

  1.
  The Committee shall review with the Chief Financial Officer and/or such others as the Committee deems appropriate, the Company's internal system of audit of financial controls, the results of internal audits and the procedures for maintaining the adequacy and effectiveness of internal controls.

Financial Reporting Process and Accounting Principles

  1.
  The Committee shall review with senior management and the independent auditors, at least annually, the integrity of the Company's financial reporting processes, both internal and external, and the selection and quality of the Company's accounting principles.

  2.
  The Committee shall review with the independent auditors and senior management as necessary and appropriate (i) the effect of critical accounting policies and practices; (ii) significant estimates and judgments; and (iii) applicable regulatory and accounting standards and principles, as well as any off-balance sheet structures, on the financial statements of the Company.

  3.
  The Committee shall review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, and (ii) management's responses to such matters. The Committee shall also review with the independent auditors (i) accounting adjustments that were noted or proposed by the auditors but were determined by management to be immaterial, (ii) material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors, (iii) reports on the evaluation of the Company's internal controls for financial reporting, (iv) material written communications between the independent auditors and management; including, but not limited to any "management" or "internal control" letter issued by the independent auditors to the Company; and (v) the responsibilities, budget and staffing of the Company's internal audit function.

Legal Compliance/General

  1.
  The Committee shall discuss with senior management and the independent auditors the Company's guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures, as well as the steps taken by management to monitor and mitigate any known risk. Senior management remains primarily responsible for assessing and managing the Company's exposure risk.

  2.
  The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditors.

  3.
  The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reports

  1.
  The Committee shall prepare a Report of the Audit Committee on an annual basis for inclusion in the Company's Proxy Statement.

V.     REPORTS TO BOARD, ANNUAL PERFORMANCE EVALUATION AND REVIEW OF CHARTER

        The Committee shall report its recommendations to the Board as necessary and appropriate. The Committee shall report to the Board the results of an annual performance self-evaluation. The Committee shall also conduct an annual review of the adequacy of this Charter and recommend any proposed changes to the Board for approval.

2015 AUDIT COMMITTEE PRE-APPROVAL POLICY

        The Audit Committee permits the engagement of the Company's independent accountants for engagements related to audit, audit-related, tax and other non-audit services. The Audit Committee has pre-approved the following permissible scope of audit and non-audit services (not to exceed $25,000 plus reimbursable expenses):

  A.
  Audit

  •
  Audit of the Company's annual financial statements, including reviews of quarterly financials and related comfort letters, statutory audits, consents, SEC Comment letters and other services provided in connection with the audit

  •
  Employee benefit plan audit(s)

  B.
  Audit-Related

  •
  Internal control reviews or attestation services

  •
  Merger and acquisition related due diligence

  •
  Agreed-upon procedure engagements

  C.
  Tax

  •
  Technical, planning and other assistance related to transfer pricing

  •
  Tax consulting and advice related to ad-hoc questions, technical advice and research

  D.
  Other

  •
  Various educational information on comprehensive authoritative accounting regulatory literature including webcast, podcasts, websites, database subscriptions, checklists, research reports and similar tools

        The Audit Committee has elected to delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee cannot delegate its responsibility to pre-approve services to management. However, management can assist in facilitating the pre-approval process.

        Any services by the Company's independent accountants which are not specifically listed in the scope of services above must be pre-approved by the Chairman of the Audit Committee or the Audit Committee prior to the engagement of the Company's independent accountants. In addition, engagements of the Company's independent accountants for permitted services listed above where the estimated cost of such services is expected to exceed $25,000 plus reimbursable expenses on a project-by-project basis are to be pre-approved by the Chairman of the Audit Committee or the Audit Committee. Engagement of the

Company's independent accountants for the services listed above, where the estimated cost of such services is expected to be less than $25,000 on a pre-approved basis, shall be reported to the Audit Committee at its next regularly scheduled meeting.

        The fee arrangements for all engagements are to be either fixed fee or a fee based on time and materials. All engagements performed by the Company's independent accountants are to be reported to the Audit Committee on no less frequently than a quarterly basis.

ANNEX B

COMPENSATION COMMITTEE CHARTER

1.     PURPOSE

        The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the compensation philosophies and objectives of Amphenol Corporation (the "Company") and its subsidiaries. In allocating the Company's resources towards compensation, the Committee strives to manage the tension between ensuring that the total compensation paid to executive officers and key management employees is judicious and reasonable, while also capable of attracting, retaining and motivating the executive officers and key management employees. A primary goal of these philosophies and objectives is to align the interests of management with stockholders to drive stockholder value.

        The Compensation Committee is responsible for the Compensation Discussion & Analysis and the Compensation Committee Report included in the Company's Annual Proxy Statement. The Committee shall review and discuss the Compensation Discussion & Analysis with management each year prior to its inclusion in the Company's Annual Proxy Statement.

2.     MEMBERSHIP AND ORGANIZATION

        The Compensation Committee shall be comprised of at least three directors, each of whom shall be affirmatively determined by the Board to be independent under the Listing Standards of the New York Stock Exchange. Committee members may be appointed and removed at the discretion of the Board. The Committee has the authority, in its sole discretion, to retain independent compensation consultants, counsel, accountants and other advisors at the expense of the Company. The Committee will meet, with or without members of management present, whenever they deem such meetings or sessions necessary and appropriate.

3.     RESPONSIBILITIES

        The Compensation Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries;

  •
  Complete an annual performance evaluation of itself;

  •
  Review and approve changes as necessary and appropriate to the Company's Executive Incentive Plan, the Company's annual Management Incentive Plan and the Company's Stock Option Plan. The Company's Executive Incentive Plan and the Company's annual Management Incentive Plan are collectively hereinafter referred to as the "incentive plan".

  •
  Review and approve the goals relevant to compensation and evaluate the performance of the Company's Chief Executive Officer and determine and approve, as deemed necessary and appropriate, any changes in compensation, including the level of his base salary, performance-based incentive plan target, performance- based incentive plan payments and/or option awards. Approve any performance based incentive plan payments and/or option awards to the Company's Chief Executive Officer;

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance-based incentive plan pool, any performance- based incentive plan allocations, any stock option pool, any stock option awards and other related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries;

B-1

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries; and

  •
  Review and approve the Compensation Committee Report for inclusion in the Company's annual Proxy Statement.

4.     OTHER

        The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other advisor retained by the Compensation Committee. Prior to selecting a compensation consultant, legal counsel or other advisor, the Compensation Committee shall take into consideration all factors relevant to that person's independence from management as required under the Listing Standards of the New York Stock Exchange (this requirement does not extend to (i) in-house legal counsel and (ii) any compensation consultant, legal counsel or other advisor whose role is limited to the following activities for which no disclosure would be required under Item 407 (e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide).

        The Compensation Committee shall make regular reports of its recommendations and actions to the full Board. The Compensation Committee shall review the adequacy of this Charter at least annually and recommend, as necessary, proposed changes to the full Board for approval. The Compensation Committee shall perform a self-evaluation at least annually and report its findings to the full Board. The Compensation Committee shall perform such other activities which it deems necessary or appropriate provided such activities are consistent with the intent of this Charter, the Company's Certificate of Incorporation, By-Laws, and Corporate Governance Principles.

B-2

ANNEX C

NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER

I.     PURPOSE

        The Nominating/Corporate Governance Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of Amphenol Corporation (the "Company") in: (i) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for directorships to be filled by the Board or by the stockholders and (ii) developing and recommending to the Board a set of corporate governance principles applicable to the Company.

        As part of its involvement in the director nomination process, the Committee identifies and recommends for selection qualified candidates to serve on the Board. Candidate identification includes the periodic review of appropriate criteria for Board membership and monitoring of search protocols designed to generate suitable candidates. In reviewing potential candidates, the Committee focuses both on desirable individual qualities and on important attributes of the Board as a whole. A principal goal is to seek diversity and to recommend candidates so that the Board, as a whole, reflects a wide range of viewpoints, backgrounds, skills, experience and expertise. The Committee also assists the Board in formulating policies regarding shareholder access to the nomination process.

        The Committee's additional responsibilities in shaping corporate governance include assisting the Board in developing and implementing the Company's corporate governance guidelines. The Committee also plays a lead role in evaluating the performance of the Board, its committees and senior management and in establishing good governance procedures throughout the Company.

II.    STRUCTURE AND OPERATIONS

  Composition and Qualifications

        The Committee shall be comprised of at least three members of the Board, each of whom is determined by the Board to be "independent" in accordance with the rules of the New York Stock Exchange.

  Appointment and Removal

        The members of the Committee shall be appointed by the Board. The members of the Committee may be removed, with or without cause at the discretion of the Board. As part of its annual review and determination regarding Committee membership, the Board shall assess the independence of members or prospective members and other qualifications important to the effective functioning of the Committee, including considerations of experience, background and diversity.

III.  MEETINGS

        The Committee shall meet at least one time per year or more frequently as circumstances dictate. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

        All directors who are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings other persons as it deems appropriate in order to carry out its responsibilities.

IV.    RESPONSIBILITIES AND DUTIES

        The Committee shall carry out the duties and responsibilities contemplated by this Charter and any other relevant responsibilities and duties delegated to it by the Board from time to time.

        The Committee, in discharging its oversight role, is empowered to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including the sole authority to approve fees payable to such search firm and any other terms of retention.

        The Committee will consider candidates for Board membership suggested to it by its members, other members of the Board, management of the Company and by stockholders of the Company. A stockholder may recommend any person for consideration as a nominee for director of the Company by writing to the Committee c/o the Secretary of the Company. Stockholder recommendations should be received no later than December 31 prior to the next scheduled Annual Meeting of Stockholders to be considered for election at such Meeting. Stockholder recommendations must comply with applicable requirements of the By-Laws of the Company and applicable laws, rules and regulations including, without limitation, the applicable rules and regulations of the New York Stock Exchange. The procedures for the Committee in considering a nominee for a director recommended by a stockholder will be no different than the procedures for candidates recommended by members of the Committee, members of the Board or by management of the Company.

        The Committee shall make its recommendation to the full Board as to any person or persons it believes should be nominated by the Board and the full Board shall then determine the action, if any, to be taken with respect to such nominee or nominees.

        The Committee, in consultation with the full Board of Directors shall also oversee the practices of management of the Company related to the identification and evaluation of enterprise risk and the development of enterprise risk avoidance, mitigation and response strategies and shall make such recommendations to management and to the full Board regarding these matters as the Committee deems to be necessary and appropriate.

  Board Selection, Composition and Evaluation

  1.
  Establish criteria for the selection of new directors to serve on the Board. Such criteria shall be based on the following factors and such other relevant factors as the Committee deems appropriate:

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  familiarity with national and international issues affecting business of the Company;

  •
  depth of experience, skills and knowledge complementary to other Board members and the Company's business;

  •
  ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a member of the Board.

  2.
  Identify individuals believed to be qualified as candidates to serve on the Board and select, or recommend that the sitting members of the Board select, the candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. The Committee shall actively seek individuals qualified to become members of the Board for recommendation to the Board. The Board believes that an important component of a Board is diversity including not only background, skills, experience and expertise, but also gender, race and culture. In identifying the most qualified individuals as candidates for Board membership, the Committee shall also seek to attain diversity in board composition. Search firms retained to assist the Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including women and minorities.

  3.
  Conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

  4.
  As part of its responsibilities relating to the recruitment of new qualified directors, as well as the retention of existing directors, review and make recommendations to the Company and to the Board regarding cash and equity compensation to the Board from time to time as appropriate.

  5.
  Consider questions of independence and possible conflicts of interest of members of the Board and senior management of the Company.

  6.
  Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of independently minded individuals with sufficiently diverse backgrounds not only in terms of skills, experience and expertise, but also gender, race and culture.

  7.
  At least annually, and as circumstances otherwise dictate, oversee the evaluation of the Board.

  Committee Selection, Composition

  1.
  Recommend members of the Board to serve on the various committees of the Board.

  2.
  Recommend members of the Board to serve as the Chairperson of the committees of the Board.

  Corporate Governance

  1.
  Recommend a member of the Board to serve as Presiding Director with the following roles: (i) authority to call, schedule and chair executive sessions of the independent directors and (ii) after each executive session the Presiding Director communicates with the Chairman of the Board and the Chief Executive Officer of the Company to provide feedback and to effectuate the decisions and recommendations of the independent directors.

  2.
  Develop and recommend to the Board a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board in light of such developments as may be appropriate.

  Management Development and Continuity

  1.
  Oversee and discuss as necessary and appropriate executive and senior management continuity and development.

  Reports

  1.
  Report to the Board following meetings of the Committee as necessary and appropriate with respect to such matters as are relevant to the Committee's discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate.

  2.
  Maintain minutes or other records of meetings and activities of the Committee.

V.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall provide the Board with a performance self-evaluation on an annual basis.

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 25, 2016

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 25, 2016: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available at www.edocumentview.com/APH.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. + 1. Election of nine Directors for terms indicated in the Proxy Statement. For Against Abstain For Against Abstain 2. Ratification of Deloitte & Touche LLP as independent accountants of the Company. 3. Advisory vote to approve compensation of named executive officers. 4. To approve an amendment to the Restated Certificate of Incorporation. 01 - Ronald P. Badie 02 - Stanley L. Clark 03 - David P. Falck 04 - Edward G. Jepsen 05 - Randall D. Ledford 06 - Martin H. Loeffler *NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. 07 - John R. Lord 08 - R. Adam Norwitt 09 - Diana G. Reardon Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 6 9 3 0 1 02CILB MMMMMMMMM B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Amphenol Corporation The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2016 Annual Meeting and Proxy Statement dated April 20, 2016 in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 25, 2016 at the World Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt and Craig A. Lampo, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Non-Voting Item Change of Address — Please print new address below. + C